                                                                CONFORMED COPY










                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                    PIONEER AMERICAS ACQUISITION CORP. AND
                                GEV CORPORATION

                                      AND

                  RICHARD C. KELLOGG, JR., FRANS G.J. SPEETS,
                  D.A. HUCKABAY AND ALL COMMON SHAREHOLDERS,
                   THE WARRANT HOLDER AND THE OPTION HOLDERS
                           OF PIONEER AMERICAS, INC.

                           FOR THE PURCHASE AND SALE

                                      OF

                         THE OUTSTANDING CAPITAL STOCK

                                      OF

                            PIONEER AMERICAS, INC.














                                  DATED AS OF
                                MARCH 24, 1995

                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I
                               SALE AND PURCHASE


     SECTION 1.1    Agreement to Sell and to Purchase . . . . . . . . . .    2
     SECTION 1.2    Closing . . . . . . . . . . . . . . . . . . . . . . .    2
     SECTION 1.3    Purchase Price  . . . . . . . . . . . . . . . . . . .    3
     SECTION 1.4    Final Determination of Closing Date
                    Financials  . . . . . . . . . . . . . . . . . . . . .    4


                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS


     SECTION 2.1    Corporate Organization  . . . . . . . . . . . . . . .    5
     SECTION 2.2    Capitalization of Pioneer; Title to
                    Pioneer Securities; Refinancing Costs . . . . . . . .    6
     SECTION 2.3    Subsidiaries and Equity Investments . . . . . . . . .    6
     SECTION 2.4    Authorization and Validity of
                    Agreements  . . . . . . . . . . . . . . . . . . . . .    7
     SECTION 2.5    No Conflict or Violation  . . . . . . . . . . . . . .    8
     SECTION 2.6    Consents and Approvals  . . . . . . . . . . . . . . .    9
     SECTION 2.7    Financial Statements  . . . . . . . . . . . . . . . .    9
     SECTION 2.8    Absence of Certain Changes or Events  . . . . . . . .   10
     SECTION 2.9    Tax Matters . . . . . . . . . . . . . . . . . . . . .   10
     SECTION 2.10   Post-1994 Charges . . . . . . . . . . . . . . . . . .   11
     SECTION 2.11   Absence of Undisclosed Liabilities  . . . . . . . . .   11
     SECTION 2.12   Interests in Real Property  . . . . . . . . . . . . .   12
     SECTION 2.13   Real Property Leases  . . . . . . . . . . . . . . . .   13
     SECTION 2.14   Personal Property . . . . . . . . . . . . . . . . . .   14
     SECTION 2.15   Trademarks, Trade Names and Know-How  . . . . . . . .   15
     SECTION 2.16   Licenses, Permits and Governmental
                    Approvals . . . . . . . . . . . . . . . . . . . . . .   15
     SECTION 2.17   Compliance with Law . . . . . . . . . . . . . . . . .   16
     SECTION 2.18   Litigation  . . . . . . . . . . . . . . . . . . . . .   16
     SECTION 2.19   Contracts . . . . . . . . . . . . . . . . . . . . . .   17
     SECTION 2.20   Accounts Receivable . . . . . . . . . . . . . . . . .   18
     SECTION 2.21   Inventories . . . . . . . . . . . . . . . . . . . . .   19
     SECTION 2.22   Employee Plans  . . . . . . . . . . . . . . . . . . .   19
     SECTION 2.23   Customers and Suppliers . . . . . . . . . . . . . . .   23
     SECTION 2.24   Insurance . . . . . . . . . . . . . . . . . . . . . .   24
     SECTION 2.25   Transactions with Directors, Officers
                    and Affiliates  . . . . . . . . . . . . . . . . . . .   25
     SECTION 2.26   Propriety of Past Payments  . . . . . . . . . . . . .   25
     SECTION 2.27   Projections . . . . . . . . . . . . . . . . . . . . .   26

     SECTION 2.28   Environmental Matters . . . . . . . . . . . . . . . .   26
     SECTION 2.29   Labor Matters . . . . . . . . . . . . . . . . . . . .   26
     SECTION 2.30   Products Liability  . . . . . . . . . . . . . . . . .   27
     SECTION 2.31   Representations Relating to Notes . . . . . . . . . .   28
     SECTION 2.32   Survival  . . . . . . . . . . . . . . . . . . . . . .   29


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER


     SECTION 3.1    Corporate Organization  . . . . . . . . . . . . . . .   29
     SECTION 3.2    Capitalization of the Buyer and GEV . . . . . . . . .   30
     SECTION 3.3    GEV Subsidiaries and Equity Investments . . . . . . .   30
     SECTION 3.4    Authorization and Validity of
                    Agreements  . . . . . . . . . . . . . . . . . . . . .   31
     SECTION 3.5    No Conflict or Violation  . . . . . . . . . . . . . .   32
     SECTION 3.6    Consents and Approvals  . . . . . . . . . . . . . . .   32
     SECTION 3.7    Financial Statements  . . . . . . . . . . . . . . . .   32
     SECTION 3.8    Absence of Certain Changes or Events  . . . . . . . .   33
     SECTION 3.9    Tax Matters . . . . . . . . . . . . . . . . . . . . .   33
     SECTION 3.10   Post-1994 Charges . . . . . . . . . . . . . . . . . .   34
     SECTION 3.11   Absence of Undisclosed Liabilities. . . . . . . . . .   35
     SECTION 3.12   Compliance with Law.  . . . . . . . . . . . . . . . .   35
     SECTION 3.13   Litigation  . . . . . . . . . . . . . . . . . . . . .   35
     SECTION 3.14   Transactions with Directors, Officers
                    and Affiliates. . . . . . . . . . . . . . . . . . . .   36
     SECTION 3.15   Representations and Warranties Relating
                    to the Pioneer Securities.  . . . . . . . . . . . . .   36
     SECTION 3.16   SEC Documents.  . . . . . . . . . . . . . . . . . . .   37
     SECTION 3.17   Survival  . . . . . . . . . . . . . . . . . . . . . .   38


                                  ARTICLE IV
                             ADDITIONAL COVENANTS


     SECTION 4.1    Certain Changes and Conduct of Business . . . . . . .   38
     SECTION 4.2    Access to Properties and Records  . . . . . . . . . .   44
     SECTION 4.3    Discharge of Indebtedness . . . . . . . . . . . . . .   45
     SECTION 4.4    Negotiations  . . . . . . . . . . . . . . . . . . . .   45
     SECTION 4.5    Consents and Approvals  . . . . . . . . . . . . . . .   46
     SECTION 4.6    Further Assurances  . . . . . . . . . . . . . . . . .   46
     SECTION 4.7    Commercially Reasonable Efforts . . . . . . . . . . .   47
     SECTION 4.8    Purchase of the GEV Shares  . . . . . . . . . . . . .   47
     SECTION 4.9    Adoption by Buyer of Stock Incentive
                    Plan  . . . . . . . . . . . . . . . . . . . . . . . .   47

     SECTION 4.10   Notice of Breach  . . . . . . . . . . . . . . . . . .   48
     SECTION 4.11   Legends . . . . . . . . . . . . . . . . . . . . . . .   48
     SECTION 4.12   Certain Agreements with Respect to
                    Warrants and Options  . . . . . . . . . . . . . . . .   49
     SECTION 4.13   Payment of Dividends on Preferred Stock;
                    Redemption of Preferred Stock . . . . . . . . . . . .   49
     SECTION 4.14   Maintenance of Insurance  . . . . . . . . . . . . . .   49
     SECTION 4.15   Acceptance of Financing Terms . . . . . . . . . . . .   50
     SECTION 4.16   Preservation of NOL . . . . . . . . . . . . . . . . .   50
     SECTION 4.17   Exacerbation of Environmental Liability . . . . . . .   50


                                   ARTICLE V
                      CONDITIONS TO OBLIGATIONS OF BUYER


     SECTION 5.1    Receipt of Documents  . . . . . . . . . . . . . . . .   52
     SECTION 5.2    Representations and Warranties of
                    Sellers . . . . . . . . . . . . . . . . . . . . . . .   52
     SECTION 5.3    Performance of Sellers' Obligations . . . . . . . . .   52
     SECTION 5.4    Consents and Approvals  . . . . . . . . . . . . . . .   53
     SECTION 5.5    No Violation of Orders  . . . . . . . . . . . . . . .   53
     SECTION 5.6    No Material Adverse Change  . . . . . . . . . . . . .   53
     SECTION 5.7    Financing . . . . . . . . . . . . . . . . . . . . . .   54
     SECTION 5.8    Opinions of Counsel . . . . . . . . . . . . . . . . .   54
     SECTION 5.9    Release by Paribas  . . . . . . . . . . . . . . . . .   54
     SECTION 5.10   Certain Trust Matters . . . . . . . . . . . . . . . .   54
     SECTION 5.11   Certain Other Matters . . . . . . . . . . . . . . . .   55
     SECTION 5.12   Other Closing Documents . . . . . . . . . . . . . . .   55
     SECTION 5.13   Legal Matters . . . . . . . . . . . . . . . . . . . .   55
     SECTION 5.14   Purchase of Class A Common Stock by the
                    Investors.  . . . . . . . . . . . . . . . . . . . . .   55


                                  ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF SELLERS


     SECTION 6.1    Receipt of Documents  . . . . . . . . . . . . . . . .   55
     SECTION 6.2    Representations and Warranties of Buyer
                    and GEV . . . . . . . . . . . . . . . . . . . . . . .   56
     SECTION 6.3    Performance of Buyer's and GEV's
                    Obligations . . . . . . . . . . . . . . . . . . . . .   56
     SECTION 6.4    Consents and Approvals  . . . . . . . . . . . . . . .   57
     SECTION 6.5    No Violation of Orders  . . . . . . . . . . . . . . .   57
     SECTION 6.6    Opinion of Counsel  . . . . . . . . . . . . . . . . .   57
     SECTION 6.7    Other Closing Documents . . . . . . . . . . . . . . .   57

     SECTION 6.8    Legal Matters . . . . . . . . . . . . . . . . . . . .   57
     SECTION 6.9    No Material Adverse Change  . . . . . . . . . . . . .   58
     SECTION 6.10   Purchase of Class A Common Stock by the
                    Interlaken Partnership. . . . . . . . . . . . . . . .   58


                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT


     SECTION 7.1    Methods of Termination; Upset Date  . . . . . . . . .   58
     SECTION 7.2    Procedure Upon Termination  . . . . . . . . . . . . .   59


                                 ARTICLE VIII
                            GENERAL INDEMNIFICATION


     SECTION 8.1    Coverage  . . . . . . . . . . . . . . . . . . . . . .   59
     SECTION 8.2    Procedures  . . . . . . . . . . . . . . . . . . . . .   60
     SECTION 8.3    Survival of Representations and
                    Warranties  . . . . . . . . . . . . . . . . . . . . .   62
     SECTION 8.4    Payment of Losses; Limitations  . . . . . . . . . . .   63


                                  ARTICLE IX
                   INDEMNIFICATION FOR ENVIRONMENTAL MATTERS


     SECTION 9.1    Environmental Indemnities . . . . . . . . . . . . . .   65
     SECTION 9.2    Payment of Environmental Losses;
                    Limitations . . . . . . . . . . . . . . . . . . . . .   66
     SECTION 9.3    Limited Recourse Against Sellers  . . . . . . . . . .   68
     SECTION 9.4    Termination of Certain Indemnification
                    Obligations . . . . . . . . . . . . . . . . . . . . .   69
     SECTION 9.5    Disbursements from Contingent Payment
                    Account; Escrow Account . . . . . . . . . . . . . . .   70
     SECTION 9.6    Loss Estimates  . . . . . . . . . . . . . . . . . . .   72
     SECTION 9.7    Environmental Indemnification
                    Procedures  . . . . . . . . . . . . . . . . . . . . .   75
     SECTION 9.8    Certain Covenants Relating to the
                    Pioneer Sites . . . . . . . . . . . . . . . . . . . .   78
     SECTION 9.9    Sellers' Representative . . . . . . . . . . . . . . .   78
     SECTION 9.10   Exclusive Remedy for Losses Relating to
                    Environmental Matters . . . . . . . . . . . . . . . .   79

                                   ARTICLE X
                           MISCELLANEOUS PROVISIONS


     SECTION 10.1   Survival of Provisions  . . . . . . . . . . . . . . .   80
     SECTION 10.2   Publicity . . . . . . . . . . . . . . . . . . . . . .   80
     SECTION 10.3   Successors and Assigns; No Third-Party
                    Beneficiaries . . . . . . . . . . . . . . . . . . . .   80
     SECTION 10.4   Investment Bankers, Financial Advisors,
                    Brokers and Finders . . . . . . . . . . . . . . . . .   81
     SECTION 10.5   Fees and Expenses . . . . . . . . . . . . . . . . . .   81
     SECTION 10.6   Notices . . . . . . . . . . . . . . . . . . . . . . .   82
     SECTION 10.7   Entire Agreement  . . . . . . . . . . . . . . . . . .   83
     SECTION 10.8   Waivers and Amendments  . . . . . . . . . . . . . . .   83
     SECTION 10.9   Severability  . . . . . . . . . . . . . . . . . . . .   84
     SECTION 10.10  Titles and Headings . . . . . . . . . . . . . . . . .   84
     SECTION 10.11  Counterparts  . . . . . . . . . . . . . . . . . . . .   84
     SECTION 10.12  Convenience of Forum; Consent to
                    Jurisdiction  . . . . . . . . . . . . . . . . . . . .   84
     SECTION 10.13  Enforcement of the Agreement  . . . . . . . . . . . .   84
     SECTION 10.14  Governing Law . . . . . . . . . . . . . . . . . . . .   85
     SECTION 10.15  Knowledge of Sellers; Knowledge of
                    Buyer . . . . . . . . . . . . . . . . . . . . . . . .   85
     SECTION 10.16  Certain Beneficially Owned Shares . . . . . . . . . .   85


EXHIBITS


EXHIBIT A-1    Current Shareholders of Pioneer
EXHIBIT A-2    Preferred Stock Holders
EXHIBIT A-3    Allocation of Pioneer Securities
EXHIBIT A-4    Allocation of Purchase Price
EXHIBIT A-5    Adjustments to Cash Portion of Purchase Price
EXHIBIT A-6    Addresses of Sellers
EXHIBIT B      Certain Defined Terms
EXHIBIT C      Form of Notes
EXHIBIT D      Persons Executing Employment Agreements
EXHIBIT E      Form of Shareholders' Agreement
EXHIBIT F      Form of Contingent Payment Agreement
EXHIBIT G      Form of Investor Subscription Agreement
EXHIBIT H      Form of Interlaken Partnership Subscription Agreement
EXHIBIT I      Form of Registration Rights Agreement


DISCLOSURE SCHEDULE

                            INDEX TO DEFINED TERMS


Defined Term                                                              Page

1994 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .    9
Accepted Remediation Method . . . . . . . . . . . . . . . . . . . . . . .  B-1
Acquisition Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
Additional Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
Adjustment Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
All Pure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
All Pure Sites  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
Allocated Reserve . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-2
Available Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-2
Bart  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-2
Basic Site  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-2
Basic/VVLC Distributions  . . . . . . . . . . . . . . . . . . . . . . . .  B-2
best of Buyer's knowledge . . . . . . . . . . . . . . . . . . . . . . . .   85
best of Sellers' knowledge  . . . . . . . . . . . . . . . . . . . . . . .   85
Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Break Funding Costs . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Buyer CPA Property Environmental Matter . . . . . . . . . . . . . . . . .  B-2
Buyer Environmental Indemnity . . . . . . . . . . . . . . . . . . . . . .  B-2
Buyer Environmental Matter  . . . . . . . . . . . . . . . . . . . . . . .  B-3
Buyer Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
Buyer Production Site Environmental Matter  . . . . . . . . . . . . . . .  B-3
Buyer Waste Sites . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3
Buyer's Claim Notice  . . . . . . . . . . . . . . . . . . . . . . . . . .   75
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3
Change of Control and Severance Arrangement . . . . . . . . . . . . . . .   23
Chevron Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3
Class A Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Closing Date Financials . . . . . . . . . . . . . . . . . . . . . . . . .    4
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Contingent Bank Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3
Contingent Payment Account  . . . . . . . . . . . . . . . . . . . . . . .  B-3
Contingent Payment Agreement  . . . . . . . . . . . . . . . . . . . . . .   52
Contingent Payment Amount . . . . . . . . . . . . . . . . . . . . . . . .  B-3
corporate acquisition indebtedness  . . . . . . . . . . . . . . . . . . .   11
CPA Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3
Determination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-3

Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .   52
Employment and Labor Agreements . . . . . . . . . . . . . . . . . . . . .   27
Environmental Investigation . . . . . . . . . . . . . . . . . . . . . . .  B-4
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
Environmental Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
Environmental Permit  . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
Environmental Work  . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Escrow Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
Escrow Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
Estimated Environmental Losses  . . . . . . . . . . . . . . . . . . . . .   72
Event of Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
Exclusionary Amount . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
Fair Market Value . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-4
Fiduciary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Fifth Year Loss Estimate  . . . . . . . . . . . . . . . . . . . . . . . .   68
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
GEV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
GEV Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .   32
GEV Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
GEV Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
GEV Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
Governmental Approval . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
GPS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
GPS Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
GPS Site  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
Grantor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
Hazardous Discharge . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-5
Henderson Site  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
Henderson Site Agreements . . . . . . . . . . . . . . . . . . . . . . . .  B-6
Huckabay  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
ICIDH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12
Imperial West . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
Imperial West Sites . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
Incentive Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-6
Indemnification Contract  . . . . . . . . . . . . . . . . . . . . . . . .  B-7
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
Independent Consultant  . . . . . . . . . . . . . . . . . . . . . . . . .  B-7

ING Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
ING Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
Intangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Interlaken Partnership  . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
Interlaken Partnership Subscription Agreement . . . . . . . . . . . . . .   56
Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Investor Subscription Agreement . . . . . . . . . . . . . . . . . . . . .   52
Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Kellogg . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
knowledge of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
knowledge of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . .   85
Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Leased Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
Loss Estimate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
Loss Estimate Notice  . . . . . . . . . . . . . . . . . . . . . . . . . .   72
Majority Selling Shareholders . . . . . . . . . . . . . . . . . . . . . .    1
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
Montrose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Net Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
Net Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
New Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
NLRB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Nonvoting Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .    6
Norwood . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Occurrence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Old Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
Option Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Owned Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Ownership Percentage  . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
PCAC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Permitted Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . .   12
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Personal Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
Personal Indemnity Limit  . . . . . . . . . . . . . . . . . . . . . . . .   68
Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Pioneer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Pioneer Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Pioneer Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Pioneer Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

Pioneer Sites . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Preferred Dividend Amount . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Preferred Redemption Amount . . . . . . . . . . . . . . . . . . . . . . .  B-9
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Preferred Stock Holders . . . . . . . . . . . . . . . . . . . . . . . . .    1
Product . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Production Sites  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Property Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Proxy Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Recalls . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Refinancing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
Registered Intangible Assets  . . . . . . . . . . . . . . . . . . . . . .   15
Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . .   56
Related Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Released Basic Parcels  . . . . . . . . . . . . . . . . . . . . . . . . . B-10
remedial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
removal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
reportable event  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Reserve Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . .   66
Saguaro . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
Scotia Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Seller CPA Property Environmental Matter  . . . . . . . . . . . . . . . . B-10
Seller Environmental Indemnity  . . . . . . . . . . . . . . . . . . . . . B-10
Seller Environmental Matter . . . . . . . . . . . . . . . . . . . . . . . B-10
Seller Indemnitee . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
Seller Production Site Environmental Matter . . . . . . . . . . . . . . . B-10
Seller Waste Sites  . . . . . . . . . . . . . . . . . . . . . . . . . . . B-10
Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
Sellers' Representative . . . . . . . . . . . . . . . . . . . . . . . . .   78
Shareholders' Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   52
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Speets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
St. Gabriel Site  . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
Steering Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
Stock Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Subject Parcel Disposition Proceeds . . . . . . . . . . . . . . . . . . . B-11
Subject Parcels . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
Subordinated Loan Agreement . . . . . . . . . . . . . . . . . . . . . . . B-11
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Substitute Option Payments  . . . . . . . . . . . . . . . . . . . . . . .   40
Success Fee Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . B-11
Supplement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
tax exempt use property . . . . . . . . . . . . . . . . . . . . . . . . .   11
Tenth Year Loss Estimate  . . . . . . . . . . . . . . . . . . . . . . . .   69
Term Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
Terminal Sites  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
Transaction Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
Trusts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
Unallocated Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
Victory Valley  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
Warrant Holder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
Year End Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12
Zeneca  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12
Zeneca Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
Zeneca Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . B-12
Holdings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12

                           STOCK PURCHASE AGREEMENT


          This STOCK PURCHASE AGREEMENT, dated as of March 24, 1995 (the "Agreement"), by and among Mr. Richard C. Kellogg, Jr. ("Kellogg"), Mr. Frans G.J. Speets ("Speets"), Mr. D.A. Huckabay ("Huckabay" and, together with Kellogg and Speets, the "Majority Selling Shareholders"), the shareholders of Pioneer Americas, Inc., a Delaware corporation ("Pioneer") listed on Exhibit A-1 hereto, Mr. Verrill Norwood ("Norwood"), Mr. Raymond Bart ("Bart" and, together with Norwood, the "Option Holders"), International Nederlanden (U.S.) Capital Corporation, a Delaware corporation, or its Affiliate named on the signature page hereof (the "Warrant Holder"), GEV Corporation, a Delaware corporation ("GEV"), and Pioneer Americas Acquisition Corp., a Delaware corporation and wholly owned subsidiary of GEV (the "Buyer"),


                             W I T N E S S E T H:


          WHEREAS, Pioneer and its Subsidiaries (as defined herein) (collectively, the "Companies") own and operate businesses engaged in the manufacture, processing, marketing, sale, storage and transport of chlorine, caustic soda, muriatic acid, bleach, iron chlorides, aluminum sulfate, hydrogen and steam and certain other products relating thereto, the management thereof and all activities necessary therefor or incidental thereto (collectively, the "Pioneer Business"); and

          WHEREAS, as of the date hereof, the Persons listed on Exhibit A-1 hereto own all of the issued and outstanding shares of voting common stock, par value $.01 per share, of Pioneer (the "Common Stock");

          WHEREAS, as of the date hereof, the Persons listed on Exhibit A-2 hereto (the "Preferred Stock Holders") own all of the issued and outstanding shares of Series A preferred stock, par value $100 per share, of Pioneer (the "Preferred Stock"), which Preferred Stock shall be redeemed by Pioneer on the Closing Date;

          WHEREAS, as of the date hereof, the Option Holders hold options (the "Options") to acquire an aggregate of 23,088 shares of Common Stock, which Options will be transferred, conveyed and assigned to Buyer on the Closing Date;

          WHEREAS, as of the date hereof, the Warrant Holder holds Warrants to acquire a certain number of shares of Pioneer's capital stock (the "Warrant Shares"), which Warrants are to be exercised in full on or prior to the Closing Date;

          WHEREAS, upon redemption of all of the Preferred Stock and exercise in full of the Warrants on or prior to the Closing Date, the Sellers shall own, as of the Closing Date, all of the outstanding capital stock of Pioneer (the "Shares") and all of the outstanding options, warrants, including, without limit, the Options, or other securities or rights convertible into or exchangeable for any capital stock of Pioneer (together with the Shares, the "Pioneer Securities");

          WHEREAS, the Buyer and GEV desire to purchase the Pioneer Securities from the Sellers, and the Sellers desire to sell the Pioneer Securities to the Buyer and GEV, in each case upon the terms and subject to the conditions set forth in this Agreement (capitalized terms used but not defined herein have the meanings set forth in Exhibit B hereto);

          NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:


                                   ARTICLE I
                               SALE AND PURCHASE

          Section 1.1 Agreement to Sell and to Purchase. On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer, convey and deliver the Pioneer Securities to the Buyer and GEV, free and clear of all liens, claims, charges, security interests and other legal or equitable encumbrances, limitations or restrictions (collectively, "Liens"), and the Buyer and GEV shall purchase and accept the Pioneer Securities from the Sellers.

          Section 1.2 Closing. The closing of such sale and purchase (the "Closing") shall take place at 10:00 A.M., New York City time, on April 10, 1995, or at such other time and date as the Majority Selling Shareholders and the Buyer shall agree in writing (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York 10022-4669, or at such other place as the Majority Selling Shareholders and the Buyer shall agree in writing. At the Closing, the Sellers shall deliver to the Buyer and GEV, in accordance with Exhibit A-3 hereto, a release of rights under the Options, and stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate transfer instruments duly executed in blank, with all taxes, direct or indirect, attributable to the transfer of the Pioneer Securities paid or provided for, provided that the Buyer shall pay on behalf of the Sellers any New York State stock transfer taxes payable with respect to the sale of the Shares hereunder and will be entitled
to all rebates with respect to such taxes.   In full consideration and
exchange for the Pioneer Securities, the Buyer and GEV shall thereupon pay to the Sellers the Purchase Price (as defined herein) as provided in Section 1.3 hereof.

          Section 1.3 Purchase Price. (a) The aggregate purchase price for the Pioneer Securities (the "Purchase Price") shall be the sum of
(1) $162,500,000, subject to adjustment as provided below, and (2) the Contingent Payment Amount. The Purchase Price shall be allocated among the Sellers in accordance with Exhibit A-4 hereto and shall be paid as follows:

            (i) on the Closing Date, the Buyer shall deliver a cash payment equal to $152,500,000 less (A) cash adjustments set forth on Exhibit A-5 hereto and (B) an amount equal to 50% of Refinancing Costs, which payment shall be made by certified check or by bank wire transfer of immediately available funds to such accounts at banks in the United States of America as may be identified to the Buyer by each Seller in writing not less than three business days before the Closing Date;

           (ii) on the Closing Date, GEV shall deliver $10,000,000 aggregate principal amount of subordinated installment notes of GEV, in substantially the form of Exhibit C hereto (the "Notes"); and

          (iii) the Contingent Payment Amount shall be payable as provided in the Contingent Payment Agreement (as defined herein).

          (b) Upon final determination of the Closing Date Financials pursuant to Section 1.4 hereof, the aggregate principal amount of Notes shall be, to the extent applicable, automatically (i) increased by (A) one-half the amount of any Net Earnings, (B) the total amount of any Basic/VVLC Distributions, (C) the total amount of any Additional Capital, and (D) the total amount of any Subject Parcel Disposition Proceeds and (ii) decreased by
(E) the total amount of any Net Loss, (F) an amount equal to 50% of the Refinancing Costs and (G) an amount equal to 50% of audit costs incurred in connection with preparation of Closing Date Financials pursuant to Section 1.4(a). In the event that the aggregate principal amount of the Notes is subject to adjustment hereunder, GEV shall promptly deliver to each Seller written notice of the nature and amount of such adjustment. Promptly upon receipt of such notice, each Seller shall deliver its Note to GEV in exchange for a new Note which shall be identical in all respects to the Note previously held by such Seller except with respect to the principal amount thereof.

          (c) The net amount of any adjustments to the aggregate principal amount of Notes shall be applied pro rata to the Notes based on the principal amount of the Notes initially issued to the Sellers. Interest on the Notes shall be deemed to have accrued from the Closing Date with respect to any net increases in principal hereunder, and no interest shall be deemed to have accrued with respect to any principal amounts of the Notes that have been decreased hereunder. In the event that net decreases in principal exceed the aggregate principal amount of Notes initially issued, each Seller shall promptly upon notice of such deficiency deliver to the Buyer a check equal to the amount of such Seller's pro rata portion of such deficiency.

          Section 1.4 Final Determination of Closing Date Financials. (a) As soon as practicable, but not later than 60 days, following the Closing Date, Pioneer shall cause Ernst & Young to prepare and audit a consolidated balance sheet of the Companies as of the Closing Date and consolidated statements of operations, cash flows and changes in stockholders' equity of the Companies for the period from January 1, 1995 through the Closing Date (collectively, the "Closing Date Financials"). Except as otherwise provided in this Section, the Closing Date Financials shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") with the 1994 Financial Statements and shall include separate line items (even if not in conformity with GAAP) for each of the following: (i) Net Earnings (Net Loss); (ii) Basic/VVLC Distributions; (iii) Refinancing Costs;
(iv) Subject Parcel Disposition Proceeds; (v) Contingent Bank Fee; (vi) Substitute Option Payments; and (vii) Additional Capital (collectively, the "Adjustment Items"). If inclusion in the Closing Date Financials of any of the Adjustment Items conflicts with GAAP, such conflict shall be explained in a note thereto. The Buyer shall provide the Sellers and Ernst & Young full access to all relevant books and records and employees of the Companies to the extent necessary for Ernst & Young to prepare the Closing Date Financials.
The fees and expenses of Ernst & Young in preparing and auditing the Closing Date Financials shall be paid 50% by the Buyer and 50% by the Sellers provided that the Sellers' portion of such fees and expenses shall be paid by the Sellers through a decrease in the principal amount of the Notes, applied pro rata to the Notes based on the initial principal amounts of the Notes issued to the Sellers.

          (b) Immediately upon completion of the audit referred to in Section 1.4(a), Pioneer shall deliver to the Buyer and the Sellers the audit prepared by Ernst & Young, together with a copy of the Closing Date Financials. The Closing Date Financials shall be deemed finally determined for purposes of this Agreement unless (i) the Buyer gives the Sellers a written notice objecting to the Closing Date Financials within sixty (60) days or (ii) the Sellers give the Buyer a written notice objecting to the Closing Date Financials within sixty (60) days. Such notice shall specify in reasonable detail the specific objections of Buyers or the Sellers as the case may be, to the Closing Date Financials. In the event of such notice, the parties shall negotiate in good faith to resolve any dispute regarding the Closing Date Financials. If the parties have not resolved such dispute within thirty (30) days from the date of the notice first delivered by Buyer or Sellers, Deloitte & Touche and Ernst & Young shall appoint a third accounting firm of recognized national standing, whose fees and expenses shall be paid for 50% by the Sellers and 50% by the Buyer, which firm shall resolve the dispute, and the decision of such firm shall be final and binding.


                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          Subject to all of the terms, conditions and provisions of this Agreement, the Sellers, severally in proportion to their Ownership Percentage, hereby make the following representations, warranties and agreements to the Buyer, except with respect to Sections 2.2(a) and (b), 2.4, 2.5(a), 2.6(a), 2.18(a), 2.19(b) and 2.31 hereof, for which each Seller represents, warrants and agrees only with respect to itself:

          Section 2.1 Corporate Organization. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Each of the Companies is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect on the Companies, taken as whole. Section 2.1 of the Disclosure Schedule sets forth, with respect to each Company, its jurisdiction of incorporation and the jurisdictions in which it is qualified to do business as a foreign corporation. Copies of the Certificate or Articles of Incorporation and Bylaws of each of the Companies, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

          Section 2.2 Capitalization of Pioneer; Title to Pioneer Securities; Refinancing Costs. (a) The authorized capital stock of Pioneer consists of (i) 2,500,000 shares of Common Stock, of which 1,509,343 shares are issued and outstanding, (ii) 500,000 shares of non-voting common stock, par value $.01 per share (the "Nonvoting Common Stock"), none of which is issued or outstanding, and (iii) 100,000 shares of Preferred Stock, of which 50,000 shares are issued and outstanding; the capital stock listed on Exhibit A-1 and Exhibit A-2 hereto constitutes all of the issued and outstanding capital stock of Pioneer as of the date hereof and, upon exercise of the Warrants, shall constitute all of the issued and outstanding capital stock of Pioneer as of the Closing Date. The Pioneer Securities (other than the Warrant Shares) and the outstanding shares of Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and no personal liability attaches to the ownership thereof as a result of the issuance of such shares under Delaware law. The Warrant Shares have been duly reserved for issuance upon exercise of the Warrants, and upon payment for the Warrant Shares pursuant to the terms of the Warrants, the Warrant Shares shall be duly authorized and, when issued, validly issued and will be fully paid and nonassessable, and no personal liability will attach to the ownership thereof.

          (b) Except for this Agreement, the Options and the Warrants, and as set forth in Section 2.2 of the Disclosure Schedule, (i) there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Pioneer Securities or any unissued or treasury shares of the capital stock of Pioneer, and (ii) each Seller has, and will have at the Closing, valid and indefeasible title to all of its Pioneer Securities, free and clear of any Liens or any interest on the part of any other Person. The Shares (other than the Option Shares) and the outstanding shares of Preferred Stock are held of record and beneficially by the Persons identified on Exhibit A-1 and Exhibit A-2.

          (c) The Refinancing Costs, shall not exceed in the aggregate $4,000,000. The Refinancing Costs represent all of the costs, fees and expenses paid or payable in connection with the consummation of the transactions contemplated by the New Credit Agreement, including, without limit, the payment, prepayment or refinancing of the Old Credit Agreement, the Subordinated Loan Agreement, the Preferred Dividend Amount and the GPS Note.

          Section 2.3 Subsidiaries and Equity Investments. (a) Section 2.3(a) of the Disclosure Schedule sets forth (i) the name of each corporation of which Pioneer owns, directly or indirectly, shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation (each, a "Subsidiary"); (ii) the name of any other corporation, partnership, joint venture or other entity (other than those disclosed pursuant to clause (i)) in which Pioneer has, or pursuant to any agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest or investment (each, a "Joint Venture"); (iii) in the case of each corporation described in clauses (i) and (ii) above, (A) the capitalization thereof, the percentage of each class of capital voting stock owned by any of the Companies, (B) a description of any contractual limitations on the ability of any of the Companies to vote or alienate such securities and (C) a description of any other contractual charge or impediment which would materially limit or impair any of the Companies' ownership of such entity or interest or its ability effectively to exercise the full rights of ownership of such entity or interest; and (iv) in the case of each unincorporated entity described in clause (ii) above, to the Sellers' knowledge, information substantially equivalent to that provided pursuant to clause (iii) above with regard to corporate entities.

          (b) All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and, except as specified in Section 2.3 of the Disclosure Schedule, are owned of record and beneficially, directly or indirectly, by Pioneer, free and clear of any Liens. Except as specified in Section 2.3 of the Disclosure Schedule, all outstanding shares of capital stock or other equity interests of each Joint Venture held of record or beneficially, directly or indirectly, by Pioneer are held free and clear of any Liens. Except as specified in Section 2.3 of the Disclosure Schedule, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock or other equity interests of any such Subsidiary or, to the Seller's knowledge, of any such Joint Venture, in each case issued by any of the Companies.

          Section 2.4 Authorization and Validity of Agreements. Each Seller has the power and authority (corporate or otherwise) to enter into this Agreement and, to the extent a party thereto, any other agreement executed and delivered in connection with the transactions contemplated herein (a "Related Agreement") and, except as specified in Section 2.4 of the Disclosure Schedule, to carry out its obligations hereunder or thereunder. To the extent applicable, the execution and delivery of this Agreement and the Related Agreements by each Seller a party thereto and the performance of each such Seller's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Board of Directors and stockholders of a Seller, by all necessary partnership action by the general partner or partners of a Seller or by such other necessary action as may be required by such Seller's form of organization, and, except as specified in Section 2.4 of the Disclosure Schedule, no other corporate, partnership or other proceedings on the part of such Seller is necessary to authorize such execution, delivery and performance. This Agreement and the Related Agreements have been duly executed by each Seller a party thereto and, assuming the due authorization, execution and delivery by GEV, the Buyer and each of the other Sellers, constitute the valid and binding obligation of each such Seller enforceable against each Seller in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

          Section 2.5    No Conflict or Violation.  Except as set forth in
Section 2.5 of the Disclosure Schedule (a) to the extent applicable, the execution, delivery and performance by each Seller of this Agreement and any Related Agreement to which such Seller is a party does not: (i) violate or conflict with any provision of the charter documents, bylaws or other organizational documents of such Seller; (ii) violate any provision of law typically applicable to the transactions contemplated herein, or any order, judgment or decree of any court or other governmental or regulatory authority to which such Seller is subject; (iii) violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which such Seller is a party or by which it is bound or to which any of the Pioneer Securities is subject; or (iv) result in the creation or imposition of any Lien upon any of the Pioneer Securities.

          (b) Except as set forth in Section 2.5 of the Disclosure Schedule the execution, delivery and performance by the Sellers of this Agreement and each Related Agreement (to the extent such Person is a party hereto or thereto) does not: (i) violate or conflict with any provision of the charter documents or bylaws of any of the Companies; (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority to which any of the Companies are subject; (iii) violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which any Company is a party or by which any of them is bound or to which any of their respective material properties or assets is subject; or (iv) result in the creation or imposition of any Lien upon any material properties or assets of the Companies.

          Section 2.6 Consents and Approvals. (a) Section 2.6 of the Disclosure Schedule sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required of any Seller in connection with the execution and delivery of this Agreement or any Related Agreement by any Seller or the performance by any Seller of its obligations hereunder or thereunder.

          (b) Section 2.6 of the Disclosure Schedule sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required of any Company in connection with the execution and delivery of this Agreement or the performance by the Sellers of any action contemplated hereunder.

          Section 2.7 Financial Statements. The Sellers have heretofore furnished to the Buyer copies of the audited consolidated balance sheets of the Companies as of December 31, 1994, 1993 and 1992 audited by Ernst & Young, together with the related audited consolidated statements of income, stockholders' equity and cash flow for such fiscal years and the notes thereto, accompanied by the reports thereon of such public accountants (such audited financial statements as of December 31, 1994, the "1994 Financial Statements" and, together with all such financial statements, the "Financial Statements"). The Financial Statements, including the notes thereto, except as set forth in Section 2.7 of the Disclosure Schedule, (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the consolidated financial position, results of operations and changes in financial position of Pioneer and its consolidated Subsidiaries as of such dates and for the periods then ended and (iii) are, in all material respects, complete, correct and in accordance with the books of account and records of the Company.

          Section 2.8 Absence of Certain Changes or Events. (a) Since December 31, 1994, each of the Companies has operated in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect on the Companies, taken as a whole. Except as set forth in Section 2.8 of the Disclosure Schedule, none of the Sellers or the Companies knows of any event, condition, circumstance or prospective development which threatens to have a Material Adverse Effect on the Companies, taken as a whole.

          (b) Since December 31, 1994, none of the Companies has taken any actions of a type referred to in Section 4.2 that would have required the consent of the Buyer if such action were to have been taken during the period between the date hereof and the Closing Date.

          (c) Since December 31, 1994, the Companies have not incurred any Indebtedness other than (i) borrowings under the New Credit Agreement (A) to pay, prepay or otherwise discharge all outstanding Indebtedness under the Old Credit Agreement, the Subordinated Loan Agreement and the GPS Note and (B) to pay all Refinancing Costs and (ii) borrowings in the ordinary course of business under the revolving line of credit established pursuant to the Old Credit Agreement and the New Credit Agreement.

          Section 2.9 Tax Matters. (a) Except as set forth in Section 2.9 of the Disclosure Schedule, all tax and information returns required to have been filed by each of the Companies (either separately or as part of a consolidated group) with the United States, any state and local governmental authority and any foreign jurisdiction have been duly filed and each such return correctly reflects, in all material respects, the income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities and all other information required to be reported thereon. True and complete copies of all federal tax returns since October 26, 1988 (or such later date on which such Company was acquired by Pioneer) have been made available to the Buyer or its representatives; the Sellers have also made available to the Buyer true and complete copies of all material notices and correspondence in the possession of any of the Sellers or any of the Companies sent or received since October 26, 1988 (or such later date on which such Company was acquired by Pioneer) by any of the Companies to or from any federal authorities. Each of the Companies has paid all income, franchise, business, property, sales, use, value-added, withholding, excise, capital and other taxes shown to be due and payable on said returns, and all penalties, assessments or deficiencies of every nature and description incurred or accrued before the Closing Date, except to the extent that such amounts are reserved for in the 1994 Financial Statements. The United States federal income tax returns of the Companies have been audited, and the audits thereof completed or the statute of limitations has run, for all years through December 31, 1991, and all deficiencies, penalties and interest resulting from such audits have been paid. No consent extending such statute of limitations has been filed by any of the Companies with respect to any tax liability for any year that remains outstanding. None of the Companies is a party to any agreement with respect to the sharing or allocation of taxes or tax costs.

          (b) Since the date of its acquisition by Pioneer, none of the Companies has filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

          (c) No material property of the Companies is "tax exempt use property" within the meaning of Section 168(h) of the Code or property that the Companies will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1986.

          (d) The Companies are not and have not been United States real property holding companies (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

          (e) No indebtedness of any of the Companies is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

          (f) No Seller is a foreign corporation, foreign partnership, foreign trust or foreign estate as such terms are defined for purposes of
Section 1445 of the Code.

          (g) None of the Companies is liable for the taxes of any other person under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or foreign law.

          Section 2.10 Post-1994 Charges. Section 2.10 of the Disclosure Schedule sets forth a true and complete list of each dividend or other distribution to its shareholders that has been declared or paid since December 31, 1994 by any of the Companies.

          Section 2.11 Absence of Undisclosed Liabilities. Except as set forth in the 1994 Financial Statements or in Section 2.11 of the Disclosure Schedule, to the knowledge of the Sellers none of the Companies has any indebtedness or liability, absolute or contingent other than liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 1994 and such indebtedness and liabilities which would not in the aggregate have a Material Adverse Effect on the Companies, taken as a whole. Except as set forth in the 1994 Financial Statements or in Section 2.11 of the Disclosure Schedule, to the knowledge of the Sellers none of the Companies is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.

          Section 2.12 Interests in Real Property. (a) Section 2.12 of the Disclosure Schedule sets forth a true and complete list, of all real properties owned by any of the Companies (collectively, the "Owned Properties"). Except as set forth in Section 2.12 of the Disclosure Schedule, the Companies have good and indefeasible title in fee simple to all Owned Properties. Except as disclosed in Section 2.12 of the Disclosure Schedule, none of the Owned Properties is subject to any material Liens, mortgages, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments (collectively, the "Property Liens") other than (i) Property Liens for taxes and assessments not yet due, (ii) mechanic's and materialmen's Property Liens arising under operation of law for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently pursued and
(iii) easements, rights of way, encroachments or other restrictions or matters affecting title which do not prevent the properties from being used for the purpose for which they are currently being used or otherwise materially impair the current operations of any of the Companies, (collectively, "Permitted Encumbrances"), which Permitted Encumbrances and matters set forth in the specified exceptions to title (other than the bank and financing liens disclosed to Buyer and GEV) set forth in Section 2.12 of the Disclosure Schedule do not in the aggregate have a Material Adverse Effect on the Companies, taken as a whole or materially adversely impair the use of the Owned Property in the conduct of the business of the Companies as currently conducted. Except as set forth in Section 2.12 of the Disclosure Schedule, all improvements on the Owned Properties and the operations therein conducted conform in all material respects to all applicable health, fire, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not and will not materially interfere with the present use, operation or maintenance thereof by any of the Companies as now used, operated or maintained or access thereto. The operating condition and state of repair of all buildings, structures, improvements and fixtures on the Owned Properties are sufficient to permit the use and operation of all such buildings, structures, improvements and fixtures as now used or operated.

          (b) Except as set forth on Section 2.12 of the Disclosure Schedule, the buildings, driveways and all other structures and improvements upon the Owned Properties are all within the boundary lines of such Owned Property or have the benefit of valid easements, and there are no encroachments thereon that would materially affect the use thereof. To the Sellers' knowledge, there are no outstanding requirements by any insurance company which has issued a policy covering any such property which is a condition to continued coverage under such policy at the current insurance premium.

          (c) Except as set forth on Section 2.12 of the Disclosure Schedule, all public utilities required for the operation of such properties either enter such properties through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public or private easements which inure to the benefit of the Companies. Except as set forth on Section 2.12 of the Disclosure Schedule, to the knowledge of the Sellers all of the public utilities mentioned above are installed and operating, and all installation and connection charges are paid in full.

          (d) Each Owned Property has unrestricted access to and from public roads and streets and each Owned Property is designated with one or more separate and exclusive tax lots.

          Section 2.13 Real Property Leases. (a) Section 2.13 of the Disclosure Schedule sets forth a list of all leases, subleases and occupancy agreements, together with any amendment thereto (each, a "Lease") with respect to all real properties in which any of the Companies has a leasehold, subleasehold, or other occupancy interest (the "Leased Properties"). True, complete and correct copies of all Leases and all amendments thereto have been made available to the Buyer. Except as set forth in Section 2.13 of the Disclosure Schedule, all of the Leases are valid and effective in accordance with their respective terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

          (b) None of the Companies is in material breach of or default (and no event has occurred, including, without limitation, consummation of the transactions contemplated herein, which, with due notice or lapse of time or both, may constitute such a breach or default) under any Lease, and no party to any Lease has given any of the Companies written notice of or made a claim with respect to any breach or default, the consequences of which, individually or in the aggregate, would result in the termination of such Lease or have a Material Adverse Effect on the Companies, taken as a whole.

          (c) No Leased Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such Leased Property or any portion thereof through any of the Companies, except where such sublease, license or other agreement would not materially and adversely affect the use, occupancy or enjoyment of such Leased Property as it is currently being used, occupied or enjoyed by the Companies or except as set forth in Section 2.13 of the Disclosure Schedule.

          Section 2.14   Personal Property.  Except as set forth in Section
2.14 of the Disclosure Schedule, the Companies have good and indefeasible title to all machinery, equipment, furniture, fixtures, and other tangible and intangible personal property reflected on the 1994 Financial Statements (except for sales and dispositions in the ordinary course of business since such date) and all such property acquired since December 31, 1994 (except for sales and dispositions in the ordinary course of business since such date) (the "Personal Property"), free and clear of all Liens other than (i) Liens for taxes and assessments not yet due or otherwise being contested in good faith or (ii) mechanic's and materialmen's Liens arising under operation of law for amounts not yet due, or otherwise being contested in good faith and
(iii) imperfections in title which do not prevent the assets from being used for the purpose for which they are currently being used or otherwise materially impair the current operations of any of the Companies. Except as set forth in Section 2.14 of the Disclosure Schedule, the Companies hold valid leaseholds in all of the Personal Property leased by them which leases are effective in accordance with their respective terms, except that the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (B) general equitable principles. Except as set forth in Section 2.14 of the Disclosure Schedule, none of the Companies is in material breach of or material default (and no event has occurred, including, without limitation, consummation of the transactions contemplated herein which, with due notice or lapse of time or both, may constitute such a lapse or default) under any lease of any item of Personal Property purported to be leased by them. Except as set forth in
Section 2.14 of the Disclosure Schedule, the Personal Property now owned, leased or used by the Companies is sufficient and adequate to carry on their respective businesses as presently conducted and the operating condition and the state of repair thereof is sufficient to permit the Companies to carry on their respective businesses as presently conducted. Except as set forth in

Section 2.14 of the Disclosure Schedule, none of the Companies holds any personal property of any other Person pursuant to any consignment or similar arrangement.

          Section 2.15 Trademarks, Trade Names and Know-How. Section 2.15 of the Disclosure Schedule sets forth a true and complete list of all United States and foreign patents, patent rights, copyrights, trademarks, service marks and trade names (either registered or applied for) owned by, registered in the name of, licensed to, or used in the business of any of the Companies (the "Registered Intangible Assets"). Except as set forth in Section 2.15 of the Disclosure Schedule, there is no restriction affecting the Companies' use of any of the Registered Intangible Assets or any other trade secret, know how or proprietary information which any Company owns or has the right to use in connection with its business (together with the Registered Intangible Assets, the "Intangible Assets"), and no license has been granted by any of the Companies with respect to any Intangible Assets. Each of the Registered Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or, to the knowledge of the Sellers, threatened administrative or judicial proceeding. Except as set forth in Section 2.15 of the Disclosure Schedule, the Companies' respective rights in and to the Intangible Assets are sufficient and adequate to permit the Companies to carry on their respective businesses as presently conducted. To the knowledge of the Sellers, (i) none of the Intangible Assets infringes upon or unlawfully or wrongfully uses any intellectual property or other proprietary right owned or claimed by another, and (ii) no intellectual property or other proprietary right owned or claimed by another infringes upon or unlawfully or wrongfully uses any Intangible Asset.

          Section 2.16   Licenses, Permits and Governmental Approvals.
Section 2.16 of the Disclosure Schedule sets forth a true and complete list of all material licenses, registrations, permits (other than Environmental Permits), franchises, authorizations and approvals issued or granted to any of the Companies by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses"), and all pending applications therefor. Each License has been duly obtained, is valid and in full force and effect, and is not, subject to any actual or, to the Sellers' knowledge, threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect. The Licenses are sufficient and adequate to permit the lawful conduct of each of the Companies' respective businesses in the manner now conducted, and none of the Companies' operations are being conducted in a manner that violates in any material respect the terms or conditions under which any License was granted.

          Section 2.17   Compliance with Law.  Except as set forth in Section
2.17 of the Disclosure Schedule and other than in respect of Environmental Laws, the operations of the Companies have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Companies and their respective assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, currency exchange, equal opportunity, fire, zoning and building, occupational safety, pension, securities and trading-with-the-enemy matters. Except as set forth in Section 2.17 of the Disclosure Schedule and other than in respect of Environmental Laws, neither the Sellers nor any of the Companies have received notice of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, related thereto and applicable to the Companies or any of their respective assets, properties or operations. Neither the Sellers nor any of the Companies has knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially adversely affect the transactions contemplated by this Agreement or that would have a Material Adverse Effect on the Companies, taken as a whole.

          Section 2.18 Litigation. (a) Except as set forth in Section 2.18 of the Disclosure Schedule, there are no claims, actions, suits, proceedings, or investigations pending or, to the knowledge of the Sellers, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator, brought by or against a Seller or, to the extent applicable, any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Pioneer Securities or the transactions contemplated by this Agreement.

          (b) Except as set forth in Section 2.18 of the Disclosure Schedule, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Sellers' knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator, brought by or against any Seller, any of the Companies or any of their respective officers, directors, employees, agents or Affiliates involving, affecting or relating to any assets, properties or operations of any of the Companies which, if adversely determined against any of the Companies, would have a Material Adverse Effect on the Companies, taken as a whole, or the transactions contemplated by this Agreement. The matters listed on Section
2.18 of the Disclosure Schedule, if adversely determined against any of the Companies, would not, taking into consideration applicable reserves for such matters established on the consolidated balance sheet of the Companies included in the 1994 Financial Statements and any recoveries under any Policies or from proceedings (including, without limitation, the USS Posco judgment now on appeal) in which a Company is plaintiff, have a Material Adverse Effect on the Companies, taken as a whole. Except as disclosed on
Section 2.18 of the Disclosure Schedule, none of the Companies nor any of their respective assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator that affects or might affect in any material respect their respective assets, properties or operations or which would or might interfere with the transactions contemplated by this Agreement.

          Section 2.19 Contracts. Section 2.19 of the Disclosure Schedule sets forth a true and complete list of all contracts in the categories set forth below to which any of the Companies is a party or otherwise relating to or affecting any of their respective assets, properties or operations, including, without limitation, all written or oral, express or implied,
(a) contracts, agreements and commitments not made in the ordinary course of business involving an amount in excess of $50,000; (b) purchase contracts and supply contracts involving an amount in excess of $750,000 on an annual basis;
(c) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit;
(d) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights involving an amount in excess of $50,000; (e) documents granting any power of attorney with respect to the material affairs of any of the Companies; (f) suretyship contracts, working capital maintenance or other forms of guaranty agreements other than bonds and letters of credit executed or obtained in connection with the submission of bids to governmental entities and other contracting parties;
(g) contracts or commitments limiting or restraining any of the Companies from engaging or competing in any lines of business or with any Person; (h) partnership and joint venture agreements; (i) shareholder agreements or agreements relating to the sale, issuance or other transfer of any securities of the Companies or the granting of any registrations rights with respect thereto; and (j) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments"). Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms and, unless otherwise expired or terminated in accordance with its terms, is in full force and effect on the date hereof, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.Except as set forth on
Section 2.19 of the Disclosure Schedule, none of the Commitments nor any of the proceeds therefrom is subject to any Lien arising from financings or any other Lien which would materially and adversely impact the rights of the Companies thereunder. Except as set forth in Section 2.19 of the Disclosure Schedule, each of the Companies has performed all material obligations required to be performed by it to date under, and is not in default in any material respect of, any Commitment, and to the Sellers' knowledge no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Sellers' knowledge, (i) no other party to any Commitment is in default in any material respect thereof, and (ii) no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Sellers have made available to the Buyer or its representatives true and complete copies of all the Commitments.

          (b) Section 2.19 of the Disclosure Schedule sets forth a true and complete list of all contracts, agreements and other instruments to which any Seller or its Affiliates (as defined herein), is a party which relate to or otherwise affect the Pioneer Securities owned by such Seller or any other securities of the Companies or any of the Companies' assets, properties, Commitments or operations, including, without limitation, any non-competition or non-solicitation agreement, shareholders' agreement, pledge agreement or guarantee. Each Seller has made available to the Buyer or its representatives true and complete copies of all such contracts, agreements and other instruments.

          Section 2.20 Accounts Receivable. All notes and accounts receivable payable to or for the benefit of any of the Companies reflected on the balance sheet included in the 1994 Financial Statements, or acquired by any of the Companies after the date thereof and before the Closing Date arose out of arms' length transactions made in the ordinary course of business. The reserves for notes and accounts receivable reflected on the balance sheet to be included in the Closing Date Financials shall be prepared in a manner consistent with such reserves reflected on the balance sheet included in the 1994 Financial Statements.

          Section 2.21 Inventories. The inventories of each of the Companies reflected on the balance sheet included in the 1994 Financial Statements, or acquired by any of the Companies after the date thereof and before the Closing Date, are carried at not in excess of the lower of cost or net realizable value.

          Section 2.22 Employee Plans. (a) Section 2.22 of the Disclosure Schedule sets forth a true and complete list of all bonus, pension, stock option, stock purchase, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar material fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, which in each of the foregoing cases cover, are maintained for the benefit of, or relate to any or all current or former employees of any of the Companies, and any other entity ("ERISA Affiliate") related to the Companies under Section 414(b), (c), (m) and (o) of the Code (the "Employee Plans"). With respect to each Employee Plan, the Sellers have furnished to the Buyer true and complete copies of (i) all plan documents, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the most recent application for determination filed with the Internal Revenue Service, (iv) the latest actuarial valuations, (v) the latest financial statements, (vi) the latest Form 5500 Annual Report, including Schedule A and Schedule B thereto, (vii) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, (viii) all Summary Plan Descriptions and summaries of material modifications and all modifications thereto communicated to employees, and (ix) in the case of stock options or stock appreciation rights issued under any Employee Plan which is a stock option or stock appreciation rights plan, a list of holders, dates of grant, number of shares, exercise price per share and dates exercisable.

          (b) Except as set forth in Section 2.22 of the Disclosure Schedule, each of the Employee Plans is in compliance in all material respects with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Except as set forth in Section 2.22 of the Disclosure Schedule, each Employee Plan and its related trust intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified and has heretofore been determined by the Internal Revenue Service so to qualify, and nothing has occurred to cause the loss of such qualification. Except as set forth in Section 2.22 of the Disclosure Schedule, each Employee Plan intended to be exempt under Section 501(c)(9) or 501(c)(17) of the Code satisfies the requirements for such exemption in form and in operation and meets the requirements of Section 505(c) of the Code and the regulations thereunder. Except as set forth in Section 2.22 of the Disclosure Schedule, all required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Form 990 Return of Organization Exempt From Tax, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed. Except as set forth in Section 2.22 of the Disclosure Schedule, any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 204(h), Section 606 or Section 4043 of ERISA or Section 4980B of the Code, have been appropriately given.

          (c) Except as set forth in Section 2.22 of the Disclosure Schedule, with respect to the Employee Plans, (i) all applicable contributions for all periods ending before the Closing Date have been made in full, (ii) subject only to normal retrospective adjustments in the ordinary course, all insurance premiums, including premiums to the Pension Benefit Guaranty Corporation (the "PBGC"), have been paid in full with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date,
(iii) as of the Closing Date, none of the Employee Plans has unfunded benefit liabilities, as defined in Section 4001(16) of ERISA, (iv) none of the Companies nor any ERISA Affiliate has an accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or any liability under Section 4971 of the Code, and (v) no waivers of the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA have been requested or obtained by the Companies or any ERISA Affiliate.

          (d) Except as set forth in Section 2.22 of the Disclosure Schedule, with respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the transactions contemplated by this Agreement, (ii) no action, suit, grievance, arbitration or other manner of litigation, or material claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending or, to the knowledge of Sellers threatened or imminent against or with respect to any of the Employee Plans, any of the Companies, any ERISA Affiliate or, to the knowledge of the

Sellers, any fiduciary as such term is defined in Section 3(21) of ERISA (a "Fiduciary"), including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan, and (iii) none of the Sellers has any knowledge of any facts which could reasonably be expected to give rise to any such actions, suits, grievances, arbitration or other manner of litigation, or claims with respect to any Employee Plan. Except as set forth in Section 2.22 of the Disclosure Schedule, none of the Companies, the Sellers or their directors, officers, or employees or, to the knowledge of the Sellers, any Fiduciary has any material liability for failure to comply with ERISA or Code for any action or failure to act in connection with the administration or investment of such plans.

          (e)  Except as set forth in Section 2.22 of the Disclosure Schedule,
(i) none of the Employee Plans that are subject to Title IV of ERISA has been completely or partially terminated and none has been the subject of a "reportable event" as that term is defined in Section 4043 of ERISA (other than events for which the 30-day notice to the PBGC has been waived), (ii) no proceeding by the PBGC to terminate any Employee Plan pursuant to Title IV of ERISA has been instituted or, to the knowledge of the Sellers, threatened,
(iii) there is no material pending or, to the knowledge of the Sellers, threatened legal action, proceeding or investigation against or involving any Employee Plan, (iv) no amendment has been adopted which would require the Companies or any ERISA Affiliate to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, (iv) none of the Companies nor any ERISA Affiliate has any liability for (A) any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, or (B) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, and (v) none of the Employee Plans provides for any unpredictable contingent event benefit (as that term is defined in Section 302(d)(7)(B) of ERISA or Section 412(1)(7)(B) of the Code).

          (f) Except as set forth in Section 2.22 of the Disclosure Schedule, none of the Companies has incurred or expects to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) to any multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code ("Multiemployer Plan"), in connection with any complete or partial withdrawal from such plan occurring on or before the Closing Date. Except as set forth in Section 2.22 of the Disclosure Schedule, no condition exists and no event has occurred with respect to any Multiemployer Plan that presents a material risk of a complete or partial withdrawal under Title IV of ERISA. Except as set forth in Section 2.22 of the Disclosure Schedule, the Companies have made all required contributions to all Multiemployer Plans. The Companies have not incurred any reduction in contribution base units which, if continued, would result in a partial withdrawal within the next three (3) years. If the Companies and each member of a controlled group which includes any of the Companies were to completely withdraw as of the date hereof from all Multiemployer Plans to which it contributes, the aggregate withdrawal liability thereunder would be no greater than $50,000.

          (g) Sellers have made available to Buyer all currently effective manuals, brochures or publications or similar documents of each of the Companies regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of each of the Companies, including but not limited to each of the Companies' affirmative action plan, if any and all material written communications to employees concerning such matters.

          (h) The excess of the present value of the projected liability in respect of post-retirement health, medical and other welfare benefits for retired employees of the Companies determined using assumptions that are reasonable in the aggregate over the fair market value of any fund, reserve or other asset segregated for the purposes of satisfying such liability, does not exceed $8,000,000. None of the Companies are obligated to continue post-retirement welfare benefits to any person, and each Company has properly reserved the right to amend or terminate any such benefits at any time; provided, however, that this sentence shall not apply to post-retirement welfare benefits provided solely on account of compliance with Section 601 et seq. of ERISA or pursuant to any collective bargaining agreement.

          (i) Sellers have made available to Buyer the names of all employees who during the last fiscal year received, or in the current fiscal year are expected to receive, compensation (including commissions and bonuses) in excess of $50,000, including the full amount paid to each such employee for services rendered during the last fiscal year and the current aggregate base salary rate for each such person. Sellers have made available to Buyer the full amount paid or payable to all other employees, by job category, for services rendered during the last and current fiscal year, including the current aggregate base wage and salary rate for each such category, and the aggregate cost of all fringe benefits granted during the last fiscal year. None of the Companies has agreed to increase the compensation payable in fiscal year 1995 to any employee other than in the ordinary course of business consistent with past practice.

          (j) All contracts, agreements, plans or arrangements covering any employee or former employee of the Company with "change of control" or similar provisions and all severance agreements, policies or plans which provide for the payment of severance or similar benefits in excess of thirty (30) days' salary and benefits to any employee upon termination of such employee's employment (each, a "Change of Control and Severance Arrangement") are listed on Section 2.22 of the Disclosure Schedule. The total amount of all payments which may be payable under the Change of Control and Severance Arrangements is set forth in the Disclosure Schedule. True and complete copies of all Change of Control and Severance Arrangements have previously been provided to the Buyer. Except as set forth in Section 2.22 of the Disclosure Schedule, (i) there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, and (ii) none of the Companies nor any ERISA Affiliate has any material liability under the Worker Adjustment and Retraining Act or any similar state law relating to employment termination in connection with a mass layoff, plant closing or similar event.

          (k) Except as disclosed in Section 2.22 of the Disclosure Schedule, there has been no amendment to and no written interpretation or announcement (whether or not written) by any of the Companies or any ERISA Affiliates relating to a change in employee participation or coverage benefits under any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the fiscal year ended December 31, 1994.

          Section 2.23 Customers and Suppliers. Section 2.23 of the Disclosure Schedule sets forth a complete and correct list of (a) all customers whose purchases exceeded 5% of the aggregate net sales of each Company during such Company's last full fiscal year, (b) the 10 largest suppliers by dollar volume of each of the Companies and the aggregate dollar volume of purchases by each of the Companies from such suppliers for such fiscal year and (c) all customers or suppliers who have terminated, or delivered a formal notice or written allegation of a default with respect to, any agreement, contract or other arrangement with any of the Companies since January 1, 1995 involving an amount in excess of $750,000 or with whom any of the Companies have terminated, or delivered a formal notice or written allegation of a default with respect to, any agreement, contract or other arrangement since January 1, 1995 involving an amount in excess of $750,000, in each case with or without cause, prior to the stated expiration thereof.

          Section 2.24 Insurance. (a) Section 2.24(a) of the Disclosure Schedule sets forth a true and complete list of all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant's insurance, workers' compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, assets, employees and/or operations of the Companies (collectively, the "Policies") and all fidelity bonds, letters of credit or performance bonds issued to or in respect of, or any other instrument securing an obligation of or performance by, any of the Companies (collectively, the "Bonds"). The Sellers have made available to the Buyer and GEV a true, complete and accurate copy of all such Policies and Bonds.

          (b) All such Policies and Bonds are in full force and effect, underwritten, to the Sellers' knowledge, by financially sound and reputable insurers and will not be terminated or lapse by reason of the consummation of the transactions contemplated by this Agreement. The Sellers shall use commercially reasonable efforts to cause the Companies to maintain the coverage under all Policies and Bonds in full force and effect through the Closing Date. Except as set forth in Section 2.24 of the Disclosure Schedule, the Companies are not in material default under any provisions of the Policies or Bonds and, there is no claim by any of the Companies or any other person, corporation or firm pending under any of the Policies or Bonds as to which coverage has been denied or disputed by the underwriters or issuers of such Policies or Bonds (other than the reservation of rights by insurers in certain instances). Except as set forth in Section 2.24 of the Disclosure Schedule, the Companies have not since January 1, 1995 received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be materially increased, that there will be a non-renewal, cancellation or increase in a deductible (or a material increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof, or that material alteration of any equipment or any improvements to real estate occupied by or leased to or by the Companies, purchase of additional material equipment, or material modification of any of the methods of doing business of the Companies, will be required after the date hereof. Except as set forth in Section 2.24 of the Disclosure Schedule, the Policies and Bonds maintained by the Companies are adequate in all material respects in accordance with (i) to the Seller's knowledge, industry standards, (ii) the requirements of any applicable leases or other Commitment and (iii) any currently applicable law, rule or regulation of any federal, state or local government, agency or authority.

          Section 2.25 Transactions with Directors, Officers and Affiliates. Except as disclosed on Section 2.25 of the Disclosure Schedule or in the Financial Statements, since January 1994, there have been no transactions between any of the Companies and (a) any Seller, or (b) any director, officer, employee, stockholder, immediate family member or known relative or other affiliate (an "Affiliate"), as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), of any Seller or any of the Companies; and, except as disclosed on Section 2.25 of the Disclosure Schedule or in the Financial Statements, all such transactions occurring during the three (3) year period prior to such date were conducted on an arms' length basis. To the best of each Seller's knowledge, and except as set forth in
Section 2.25 of the Disclosure Schedule, during the past three (3) years none of the officers or directors of any of the Companies, or any spouse or relative of any of such Person, has been a director or officer of, or has had any direct or indirect interest, excluding any interests of less than two percent (2%) of the issued and outstanding voting securities of any public company, in, any firm, corporation, association or business enterprise (other than the Companies) which during such period has been a supplier, customer or sales agent of any of the Companies or has competed with or been engaged in any business of the kind being conducted by the Companies. Neither the Sellers nor any of their respective Affiliates (other than the Companies) owns or has any rights in or to any of the assets, properties or rights, including, without limit, the Intangible Assets, used by the Companies in the ordinary course of their business.

          Section 2.26   Propriety of Past Payments.  Except as set forth in
Section 2.26 of the Disclosure Schedule, no finder's fee or other payment has been, or will be, made by or on behalf of any of the Companies in respect of, or in connection with, any Commitment to any Person which is not a party to such Commitment. Except as set forth in Section 2.26 of the Disclosure Schedule, no funds or assets of any of the Companies have been used for illegal purposes; no unrecorded funds or assets of any of the Companies have been established for any purpose; no accumulation or use of the Companies' corporate funds or assets has been made without being properly accounted for in the books and records of such Company; all payments by or on behalf of each of the Companies have been duly and properly recorded and accounted for in their respective books and records; no fraudulent entry has been made in the books and records of any of the Companies for any reason; no payment has been made by or on behalf of any of the Companies with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and none of the Companies has made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign.

          Section 2.27 Projections. The projections contained in the 1995 Pioneer 5 Year Plan, a copy of which is attached hereto as Section 2.27 of the Disclosure Schedule, were prepared in good faith and on the basis of assumptions that the Sellers believe were reasonable at such time but not with a view to complying with the published guidelines of the Securities and Exchange Commission or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements; notwithstanding the foregoing, the projections involve numerous subjective determinations, and no representation or warranty can be or is made as to the ultimate accuracy or attainability of such projections.

          Section 2.28   Environmental Matters.  (a) Except as set forth in
Section 2.28 of the Disclosure Schedule, (i) the Companies hold any Environmental Permits required to permit such Companies to conduct their respective businesses in the manner now conducted and none of the Companies' operations are being conducted in a manner that violates in any material respect the terms and conditions under which any such Environmental Permit was granted; (ii) all such Environmental Permits are valid and in full force and effect; and (iii) to the knowledge of the Sellers, no suspension, cancellation, revocation or termination of any such Environmental Permit is threatened. Section 2.28 of the Disclosure Schedule includes a true and complete list of all material Environmental Permits held by the Companies in connection with the conduct of the Companies' business.

          (b) Except as set forth in Section 2.28 of the Disclosure Schedule, there are no material claims, actions, suits, proceedings, or investigations pending, or to the knowledge of the Sellers, threatened, before any federal, state or local court or governmental or regulatory authority, or before any arbitrator brought by or against a Seller or any of the Companies or with respect to any of the Companies' properties or assets, the basis of which is Environmental Losses.

          Section 2.29 Labor Matters. (a) Set forth on Section 2.29 of the Disclosure Schedule is a list of all (i) outstanding employment, consulting or management agreements or contracts with officers, directors or employees of the Companies that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) agreements, policies or practices that require the Companies to pay termination or severance pay to salaried, non-exempt or hourly employees in excess of thirty (30) days' salary and benefits to any employee upon termination of such employee's employment (other than as required by law); (iii) collective bargaining agreements or other labor union contracts applicable to persons employed by the Companies (collectively, the "Employment and Labor Agreements"). To the Seller's knowledge, there are currently not any activities or proceedings of any labor union to organize any such employees. The Sellers have made available to the Buyer complete and correct copies of all Employment and Labor Agreements. Except as set forth in
Section 2.29 of the Disclosure Schedule, none of the Companies has breached or otherwise failed to comply in any material respect with any provisions of any Employment and Labor Agreement, and there are no material grievances outstanding thereunder.

          (b)  Except as set forth in Section 2.29 of the Disclosure Schedule:
(i) each of the Companies is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"); (iii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Sellers' knowledge, threatened against or affecting the Companies; (iv) none of the Companies has experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of any of the Companies since October 26, 1988 (or such later date as of which such Company was acquired by Pioneer); (v) there is no representation claim or petition pending before the NLRB or any similar foreign agency and (vi) there are no charges with respect to or relating to the Companies pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vii) none of the Companies has formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Companies and, to the knowledge of the Sellers, no such investigation is in progress.

          Section 2.30   Products Liability.  (a)  Except as disclosed in
Section 2.30 of the Disclosure Schedule, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority against or involving any product, substance or material (collectively, a "Product"), or class of claims or lawsuits involving the same or similar Product manufactured, produced, distributed or sold by or on behalf of any of the Companies which is pending or, to the knowledge of the Sellers, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed or sold by or on behalf of any of the Companies, or any alleged failure to warn, or from any breach of implied warranties or representations which could reasonably be expected to result in a Material Adverse Effect on the Companies, taken as a whole, (ii) to the Sellers' knowledge, there has not been any Occurrence (as defined below), and (iii) there has not been, nor is there under consideration or investigation by the Companies, any Product recall, rework, retrofit or post-sale warning (collectively "Recalls") conducted by or on behalf of the Companies concerning any products manufactured, produced, distributed or sold by or on behalf of the Companies or, to the knowledge of the Sellers, any product recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Companies which could reasonably be expected to result in a Material Adverse Effect on the Companies, taken as a whole.

          (b) For purposes of this Section 2.30, the term "Occurrence" shall mean any accident, happening or event which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship, including, without limitation, any alleged failure to warn or breach of express or implied warranties or representations, with respect to, or any such accident, happening or event otherwise involving, a Product (including any parts or components) manufactured, produced, distributed or sold by or on behalf of the Companies which could reasonably be expected to result in a Material Adverse Effect on the Companies, taken as a whole.

          Section 2.31 Representations Relating to Notes. (a) Each Seller understands that the Notes have not been registered under the Securities Act nor qualified under any state securities laws, and that such securities are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Investor contained herein.
          (b) Each Seller, together with Seller's purchaser representative, if any, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement. The Investor is able to bear the economic risk of its investment in GEV, including, but not limited to, a complete loss of its investment. Each Seller acknowledges receipt of GEV's Information Memorandum, dated March 17, 1995, and the documents referred to therein as constituting a part thereof, in connection with such Seller's acquisition of Notes.

          (c) Each Seller understands: (i) that the Seller must bear the economic risk of this investment indefinitely unless the

Notes then held by it are registered pursuant to the Securities Act or, in the opinion of counsel reasonably satisfactory to GEV, an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or, in the opinion of counsel reasonably satisfactory to GEV, an exemption from such qualification is available; and (ii) that GEV has no obligation or present intention of so registering or qualifying any of the Notes. Each Seller further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Seller to sell, assign, pledge, hypothecate, encumber or otherwise transfer or dispose of (each, a "Transfer") any or all of the Notes then held by it in the amounts or at the times the Seller might propose.

          (d) Each Seller is acquiring the Notes solely for its own account for investment and not with a view toward the resale, Transfer, or distribution thereof, nor with any present intention of distributing the Notes. Except as provided in this Agreement, the Seller has not granted to another Person any right with respect to or interest in the Notes, nor has the Seller agreed to give any Person any such interest or right in the future.

          Section 2.32 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by the Seller at the Closing as if made at such time and shall survive the Closing as provided in Section 8.3.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          The Buyer and GEV, jointly and severally, hereby make the following representations, warranties and agreements to the Sellers:

          Section 3.1 Corporate Organization. Each of the Buyer and GEV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted. Each of the Buyer and GEV is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Material Adverse Effect on the Buyer and GEV, taken as whole. Section 3.1 of the Disclosure Schedule sets forth, with respect to each of the Buyer and GEV, the jurisdictions in which it is qualified to do business as a foreign corporation. Complete and correct copies of the Buyer's and GEV's Certificate of Incorporation and Bylaws, with all amendments thereto to the date hereof, have been furnished to the Majority Selling Shareholders or their representatives, and such copies are accurate and complete as of the date hereof.

          Section 3.2 Capitalization of the Buyer and GEV. (a) The authorized capital stock of the Buyer consists of (i) 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding as of the date hereof and owned of record and beneficially by GEV.

          (b) The authorized capital stock of GEV consists of (i) 46,000,000 shares of Class A common stock, par value $.01 per share ("Class A Common Stock"), of which 15,010,000 shares are issued and outstanding as of the date hereof, (ii) 4,000,000 shares of Class B common stock, par value $.01 per share, of which 3,077,419 shares are issued and outstanding as of the date hereof and (iii) 10,000,000 shares of preferred stock, par value $.01 per share, none of which is issued or outstanding as of the date hereof; the capital stock listed on Section 3.2 of the Disclosure Schedule constitutes all of the issued and outstanding capital stock of GEV as of the Closing Date and the record holders which each own in excess of 5% are Persons identified thereon. All of the issued and outstanding shares of capital stock of GEV have been duly authorized and validly issued and are fully paid and nonassessable and no personal liability attaches to the ownership thereof as a result of the issuance of such shares under Delaware law. Except for this Agreement and as set forth in Section 3.2 of the Disclosure Schedule, neither the Buyer nor GEV has issued or granted any options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Buyer or GEV, respectively, or any unissued or treasury shares of the capital stock of the Buyer or GEV, respectively.

          Section 3.3 GEV Subsidiaries and Equity Investments. (a) Section 3.3(a) of the Disclosure Schedule sets forth (i) the name of each corporation of which the Buyer or GEV owns, directly or indirectly, shares of capital stock having in the aggregate 50% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors of such corporation (each, a "GEV Subsidiary"); (ii) the name of any other corporation, partnership, joint venture or other entity (other than those disclosed pursuant to clause (i)) in which the Buyer or GEV has, or pursuant to any agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest or investment; (iii) in the case of each corporation described in clauses (i) and (ii) above, (A) the capitalization thereof, the percentage of each class of capital voting stock owned by the Buyer or GEV and, to the knowledge of the Buyer, the names and ownership percentages of any other Person holding voting capital stock of such corporations, (B) a description of any contractual limitations on the ability of any of the Buyer or GEV to vote or alienate such securities, (C) a description of any outstanding options or other rights to acquire securities of such corporation, and (D) a description of any other contractual charge or impediment which would materially limit or impair the Buyer's or GEV's ownership of such entity or interest or its ability effectively to exercise the full rights of ownership of such entity or interest; and (iv) in the case of each unincorporated entity described in clause (ii) above, to the Buyer's knowledge, information substantially equivalent to that provided pursuant to clause (iii) above with regard to corporate entities.

          (b) All the outstanding shares of capital stock of each GEV Subsidiary owned by the Buyer or GEV have been duly authorized and validly issued, are fully paid and non-assessable, and, except as specified in Section
3.3 of the Disclosure Schedule, are owned of record and beneficially, directly or indirectly, by GEV, free and clear of any Liens. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of any GEV Subsidiary issued by the Buyer, GEV or any GEV Subsidiary.

          Section 3.4 Authorization and Validity of Agreements. Each of the Buyer and GEV has the power and authority to enter into this Agreement and each Related Agreement to which it is a party and, except as set forth on
Section 3.4 of the Disclosure Schedule, to carry out its obligation hereunder or thereunder. To the extent applicable, the execution and delivery by each of the Buyer and GEV of this Agreement and the Related Agreements to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the respective Board of Directors and stockholders of the Buyer and GEV and, except as specified in Section 3.4 of the Disclosure Schedule, no other corporate or other proceedings on the part of the Buyer or GEV is necessary to authorize such execution, delivery and performance. This Agreement and the Related Agreements to which each of the Buyer and GEV is a party have been duly executed by each such party and, assuming due authorization, execution and delivery by each of the Sellers, constitute the valid and binding obligation of each such party enforceable against each such party in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

          Section 3.5 No Conflict or Violation. The execution, delivery and performance by the Buyer and GEV of this Agreement and any Related Agreement to which it is a party does not: (i) violate or conflict with any provision of their respective charter documents or Bylaws; (ii) violate any provision of law typically applicable to the transactions contemplated herein, or any order, judgment or decree of any court or other governmental or regulatory authority to which either the Buyer or GEV is subject; (iii) violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which either the Buyer or GEV is a party or by which either of them is bound or to which any of its shares of capital stock is subject or
(iv) result in the creation or imposition of any Lien upon any of the GEV Shares, the Notes or properties or assets of the Buyer or GEV.

          Section 3.6 Consents and Approvals. Section 3.6 of the Disclosure Schedule sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required of the Buyer or GEV in connection with the execution and delivery of this Agreement or any Related Agreement or the performance by either of them of their respective obligations hereunder or thereunder.

          Section 3.7 Financial Statements. GEV has heretofore furnished to the Majority Selling Shareholders or their representatives copies of the audited consolidated balance sheets of GEV as of December 31, 1994, 1993 and 1992 audited by Deloitte & Touche, together with the related audited consolidated statements of income, stockholders' equity and cash flow for such fiscal years and the notes thereto, accompanied by the reports thereon of such public accountants (collectively, the "GEV Financial Statements"). The GEV Financial Statements, including the notes thereto: (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby; (ii) present fairly the consolidated financial position, results of operations and changes in financial position of GEV and its consolidated subsidiaries, if any, as of such dates and for the periods then ended; and (iii) are, in all material respects, complete, correct and in accordance with the books of account and records of GEV.

          Section 3.8 Absence of Certain Changes or Events. (a) Since December 31, 1994, each of the Buyer and GEV has operated in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect on the Buyer and GEV, taken as a whole. Except as set forth in Section 3.8 of the Disclosure Schedule, neither the Buyer nor GEV knows of any event, condition, circumstance or prospective development which threatens to have a Material Adverse Effect on the Buyer and GEV, taken as a whole.

          (b) Except as disclosed on Section 3.8 of the Disclosure Schedule, since December 31, 1994, neither the Buyer nor GEV has taken any actions of a type referred to in Section 4.2 that would have required the consent of the Majority Selling Stockholders if such action were to have been taken during the period between the date hereof and the Closing Date.

          (c) Since December 31, 1994, neither the Buyer nor GEV have incurred any Indebtedness other than Indebtedness incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement and the Acquisition Financing.

          Section 3.9 Tax Matters. (a) All tax and information returns required to have been filed by each of the Buyer and GEV (either separately or as part of a consolidated group) with the United States, any state and local governmental authority and any foreign jurisdiction have been duly filed, and each such return correctly reflects, in all material respects, the income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities and all other information required to be reported thereon. True and complete copies of all tax returns filed by GEV since April 1, 1988 have been made available to the Majority Selling Shareholders or their representatives; the Buyer and GEV have also furnished to the Majority Selling Shareholders or their representatives true and complete copies of all material notices and correspondence in the possession of the Buyer or GEV sent or received since April 1, 1988 by the Buyer or GEV to or from any federal tax authorities. Each of the Buyer and GEV has paid all material income, franchise, business, property, sales, use, value-added, withholding, excise, capital and other taxes shown to be due and payable on said returns, and all penalties, assessments or deficiencies of every nature and description incurred or accrued before the Closing Date, except to the extent that such amounts are reserved for in the most recent GEV Financial Statements. The United States federal income tax returns of GEV have not been audited. No consent extending such statute of limitations has been filed by the Buyer or GEV with respect to any tax liability for any year that remains outstanding.

          (a) Neither the Buyer nor GEV is a party to any agreement with respect to the sharing or allocation of taxes or tax costs, other than a tax sharing agreement between GEV and the Buyer.

          (b) Neither the Buyer nor GEV has filed a consent to the application of Section 341(f) of the Code.

          (c) No property of GEV or the Buyer is "tax exempt use property" within the meaning of Section 168(h) of the Code or property that GEV or the Buyer will be required to treat as being owned by another Person pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1986.

          (d) Neither the Buyer nor GEV is or has been an United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

          (e) No indebtedness of the Buyer or GEV is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

          (f) Neither the Buyer nor GEV is a foreign corporation, foreign partnership, foreign trust or foreign estate as such terms are defined for purposes of Section 1445 of the Code.

          (g) Neither the Buyer nor GEV is liable for the taxes of any other Person under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or foreign law.

          Section 3.10 Post-1994 Charges. Section 3.10 of the Disclosure Schedule sets forth a true and complete list of each dividend or other distribution to its shareholders that has been declared or paid since December 31, 1994 by the Buyer or GEV.

          Section 3.11 Absence of Undisclosed Liabilities. Except as specified in Section 3.11 of the Disclosure Schedule, the GEV Financial Statements or the SEC Documents, to the knowledge of the Buyer or GEV, neither the Buyer nor GEV has any indebtedness or liability, absolute or contingent, other than liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 1994 and such indebtedness and liabilities which would not in the aggregate have a Material Adverse Effect on the Buyer and GEV, taken as a whole. Except as set forth in the GEV Financial Statements or the SEC Documents, to the knowledge of the Buyer or GEV, neither the Buyer nor GEV is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.

          Section 3.12   Compliance with Law.  Except as set forth in Section
3.12 of the Disclosure Schedule, the operations of the Buyer and GEV have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Buyer or GEV or their respective assets, properties and operations, including, without limitation, all such laws, regulations, orders and other requirements promulgated by or relating to consumer protection, currency exchange, equal opportunity, fire, zoning and building, occupational safety, pension, securities and trading with the enemy matters. Except as set forth in Section
3.12 of the Disclosure Schedule, neither the Buyer nor GEV has received notice of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, related thereto and applicable to the Buyer or GEV or any of their respective assets, properties or operations. Neither the Buyer nor GEV has knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially adversely affect the transactions contemplated by this Agreement or that would have a Material Adverse Effect on the Buyer and GEV, taken as a whole.

          Section 3.13 Litigation. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Buyer's or GEV's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator, brought by or against the Buyer or GEV, or any of their respective agents or Affiliates involving, affecting or relating to the GEV Securities or any assets, properties or operations of the Buyer or GEV which, if adversely determined against the Buyer or GEV, would have a Material Adverse Effect on the Buyer and GEV, taken as a whole, or the transactions contemplated by this Agreement. Except as disclosed on Section 3.13 of the Disclosure Schedule, neither the Buyer nor GEV nor any of their respective assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator that affects or might affect in any material respect their respective assets, properties or operations, or which would or might interfere with the transactions contemplated by this Agreement.

          Section 3.14 Transactions with Directors, Officers and Affiliates. Except as set forth in Section 3.14 of the Disclosure Schedule, the GEV Financial Statements or the SEC Documents, since January 1, 1994, there have been no transactions between the Buyer or GEV and any Affiliate of the Buyer or GEV; and, except as disclosed on Section 3.14 of the Disclosure Schedule, the GEV Financial Statements or the SEC Documents, all such transactions occurring during the three (3) year period prior to such date were conducted on an arms' length basis. To the best of Buyer's and GEV's knowledge, and except as set forth in Section 3.14 of the Disclosure Schedule and the SEC Documents, during the past three (3) years none of the officers or directors of the Buyer or GEV, or any spouse or relative of any of such Person, has been a director or officer of, or has had any direct or indirect interest, excluding any interests of less than two percent (2%) of the issued and outstanding voting securities of any public company, in, any firm, corporation, association or business enterprise (other than GEV or the GEV Subsidiaries) which during such period has been a supplier, customer or sales agent of the Buyer or GEV or has competed with or been engaged in any business of the kind being conducted by the Buyer or GEV. No Affiliate of the Buyer or GEV owns or has any right in or to any of the assets, properties or rights, including without limit, any intangible assets or intellectual property rights, used by the Buyer or GEV in the ordinary course of their businesses, except by virtue of ownership of common stock of GEV or as set forth in the GEV Proxy Statement.

          Section 3.15 Representations and Warranties Relating to the Pioneer Securities. (a) The Buyer and GEV understand that the Pioneer Securities have not been registered under the Securities Act nor qualified under any state securities laws, and that such securities are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations and warranties of the Buyer and GEV contained herein.

          (b) The Buyer and GEV have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment contemplated by this Agreement.

          (c) The Buyer and GEV understand that they must bear the economic risk of this investment indefinitely unless the Pioneer Securities then held by them are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or an exemption from such qualification is available. The Buyer and GEV further understand that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Buyer and GEV to Transfer any or all of the Pioneer Securities then held by them in the amounts or at the times they might propose. The Buyer and GEV covenant and agree that they will not sell or otherwise Transfer any of the Pioneer Securities except in compliance with applicable federal and state securities laws.

          (d) The Buyer and GEV are acquiring the Pioneer Securities solely for their own account for investment and not with a view toward the resale, Transfer or distribution thereof, nor with any present intention of distributing the Pioneer Securities. Except as provided in this Agreement, neither the Buyer nor GEV has granted to another Person any right with respect to or interest in the Pioneer Securities, nor has the Buyer or GEV agreed to give any Person any such interest or right in the future.

          Section 3.16 SEC Documents. GEV: (a) has filed all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) with the United States Securities and Exchange Commission (the "SEC") that it is required to make under the Securities Act, and the rules and regulations thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder; and (b) will make all filings as are required in connection with this Agreement and the consummation of transactions contemplated hereby. GEV has made available to the Sellers its (i) Annual Reports on Form 10-K for the fiscal year ended December 31, 1994 and for each of the two (2) immediately preceding fiscal years, as filed with the SEC, (ii) proxy and information statements relating to (A) all meetings of its stockholders (whether annual or special) and (B) actions by written consent in lieu of a stockholders' meeting from December 31, 1990, until the date hereof, and (C) all other reports, including quarterly reports, or registration statements filed by GEV with the SEC since December 31, 1990 (collectively, the "SEC Documents"). Each of the SEC Documents, as amended, if applicable, has complied with the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, in all material respects.

          Section 3.17 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by the Buyer and GEV at the Closing as if made at such time and shall survive the Closing as provided in Section 8.3.

                                  ARTICLE IV
                             ADDITIONAL COVENANTS

          Section 4.1 Certain Changes and Conduct of Business. (a) From and after the date of this Agreement and until the Closing Date, the Majority Selling Shareholders shall use commercially reasonable efforts to cause the Companies to conduct their respective businesses solely in the ordinary course consistent with past practices and, without the prior written consent of the Buyer, the Majority Selling Shareholders will use commercially reasonable efforts to not, except as required or permitted pursuant to the terms hereof, permit any Company to:

            (i) make any material change in the conduct of its businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practices, except in connection with the New Credit Agreement;

           (ii) make any change in its Certificate of Incorporation or Bylaws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities; issue any security convertible into or exchangeable for its capital stock; alter any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise other than: (A) the exercise of outstanding options and warrants in accordance with their terms or as otherwise contemplated by this Agreement, and (B) the acquisition of warrants from ING, and the redemption of Preferred Stock, as contemplated by the New Credit Agreement;

          (iii) (A) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, other than in connection with the payments contemplated in Section 4.3
     (a) hereof, or borrowings in the ordinary course of business under the revolving line of credit established under the Old

Credit Agreement or the New Credit Agreement, (B) issue any securities convertible or exchangeable for debt securities of the Companies, or (C) issue any options or other rights to acquire from the Companies, directly or indirectly, debt securities of the Companies or any security convertible into or exchangeable for such debt securities;

           (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its material assets or any part thereof, except transactions pursuant to existing contracts set forth in the Disclosure Schedule and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices; or

            (v) subject any of its assets, or any part thereof, to any Lien or suffer such to be imposed other than in connection with the New Credit Agreement or such other Liens as may arise in the ordinary course of business which will not, individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole;

           (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividends or other distribution in respect of such shares other than in connection with the payment of accrued dividends on, and the redemption of, Preferred Stock;

          (vii) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business;

         (viii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices other than the making of (i) cash bonus payments to certain employees of the Companies who do not currently hold any capital stock of Pioneer or options to acquire any capital stock of Pioneer in lieu of the issuance of stock options pursuant to an Employee Plan, on or prior to the Closing (the "Substitute Option Payments"), (ii) bonus payments under Pioneer's Shared Earnings Plan but only to the extent that such payments have been reserved for in the 1994 Financial Statements, and (iii) cash incentive bonus payments to certain key employees of the Companies, which cash incentive bonus payments shall not exceed in the aggregate $500,000 and shall be paid on or prior to Closing (the "Incentive Payments");

           (ix) make or commit to make any material capital expenditure (except as contemplated by the 1995 Pioneer 5 Year Plan referenced in Section 2.27);

            (x) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates other than to another Company made in the ordinary course of business;

           (xi) guarantee any indebtedness for borrowed money or any other obligation of any other Person other than in connection with the New Credit Agreement or in the ordinary course of business;

          (xii) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

         (xiii) take any other action that would cause any of the representations and warranties made by the Sellers in this Agreement not to remain true and correct;

          (xiv) make any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in Basic or Saguaro pursuant to pre-existing commitments or the wholly owned Subsidiaries of the Company made in the ordinary course of business consistent with past practices;

           (xv) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in generally accepted accounting principles or write-down the value of any inventory or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices;

          (xvi) settle, release or forgive any material claim or litigation or waive any material right except for matters reserved against in the 1994 Financial Statements and other matters not to exceed $500,000 in the aggregate; or

         (xvii)     commit itself to do any of the foregoing.

          (b) From and after the date hereof and until the Closing Date, the Majority Selling Shareholders will use commercially reasonable efforts to cause the Companies to use commercially reasonable efforts to:

            (i) continue to maintain, in all material respects, their properties in accordance with present practices in a condition suitable for their current use;

           (ii) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

          (iii) continue to conduct their businesses in the ordinary course consistent with past practices except as otherwise may be permitted pursuant to Section 4.1(a) hereof;

           (iv) keep their books of account, records and files in the ordinary course and in accordance with existing practices;

            (v) continue to maintain existing business relationships with suppliers and customers to the extent that such relationships are, at the same time, judged to be economically beneficial to such Company; and

           (vi)     comply in all material respects with all applicable laws.

          (c) From and after the date of this Agreement and until the Closing Date, the Buyer and GEV shall conduct their respective businesses solely in the ordinary course consistent with past practices and, without the prior written consent of the Majority Selling Stockholders, neither the Buyer nor GEV will, except in connection with the Acquisition Financing and the Proxy Actions or as required or permitted pursuant to the terms hereof:

            (i) make any material change in the conduct of its businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

           (ii) make any change in its Certificate of Incorporation or Bylaws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities; issue any security convertible into or exchangeable for its capital stock; alter any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise other than in connection with the issuance of options pursuant to the Stock Plan (as defined herein);

          (iii) (A) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices, (B) issue any securities convertible or exchangeable for debt securities of the Buyer or GEV, or (C) issue any options or other rights to acquire from the Buyer or GEV, directly or indirectly, debt securities of the Buyer or GEV or any security convertible into or exchangeable for such debt securities;

           (iv) subject any of its assets, or any part thereof, to any Lien or suffer such to be imposed other than such Liens as may arise in the ordinary course of business by operation of law which will not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and GEV, taken as a whole;

            (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividends or other distribution in respect of such shares;

           (vi) take any action that would cause any of the representations and warranties made by the Buyer and GEV in this Agreement not to remain true and correct;

          (vii) make any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Buyer or GEV made in the ordinary course of business;

         (viii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

           (ix)     commit itself to do any of the foregoing.

          (d) From and after the date hereof and until the Closing Date, the Buyer and GEV will use commercially reasonable efforts to:

            (i) continue to maintain, in all material respects, their properties in accordance with present practices in a condition suitable for their current use;

           (ii) file, when due or required, federal, state, foreign, and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

          (iii) continue to conduct their businesses in the ordinary course except as otherwise may be permitted pursuant to Section 4.1(c) hereof;

           (iv) keep their books of account, records and files in the ordinary course and in accordance with existing practices; and

            (v)     comply in all material respects with all applicable laws.

          (e) Nothing contained in this Agreement shall give the Sellers or any of the Companies, directly or indirectly, rights to control or direct the operations of the Buyer or GEV or shall give the Buyer or GEV, directly or indirectly, rights to control or direct the operations of any of the Sellers or any of the Companies. Each of the Sellers, each of the Companies, the Buyer and GEV shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

          Section 4.2 Access to Properties and Records. (a) The Majority Selling Shareholders shall afford, and shall cause the Companies to continue to afford, to the Buyer and GEV and their accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article VII) to all the Companies' properties, books, contracts, commitments and records (including, but not limited to, tax returns and accountants' work papers) and, during such period, shall furnish promptly to the Buyer and GEV (a) a copy of each report, schedule and other document filed or received by the Sellers or any of the Companies pursuant to the requirements of federal or state securities laws, and (b) all other information concerning the Companies' business, properties and personnel as the Buyer or GEV may reasonably request. Any inspection, review or discussions by the Buyer or GEV or their accountants, counsel or representatives shall be conducted (i) in a manner that does not unreasonably interfere with normal business operations of the Companies and (ii) at times and places approved in advance by the Majority Selling Shareholders.

          (b) The Buyer and GEV shall afford to the Majority Selling Shareholders, and such of the other Sellers who shall request, and such Sellers' accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article VII) to all the Buyer's and GEV's properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to Sellers (a) a copy of each report, schedule and other document filed or received by the Buyer or GEV pursuant to the requirements of federal or state securities laws, and (b) all other information concerning the Buyer's or GEV's business, properties and personnel as Sellers may reasonably request. Any inspections, review or discussions by Sellers or their accountants, counsel or representatives shall be conducted (i) in a manner that does not unreasonably interfere with normal business operations of the Buyer or GEV and (ii) at such times and places as GEV shall approve in advance.

          (c) In connection with the transactions contemplated by this Agreement, the parties agree that all information furnished to a party will be kept confidential by such party and its associates, Affiliates, agents, employees, consultants and advisors for a period of three years from the date hereof, and such information will not at any time be used in any manner adverse to the furnishing party; provided, however, that the obligations hereunder of the Buyer and GEV with respect to information regarding the Companies shall terminate and be of no further force and effect immediately following the Closing. In the event the Closing does not occur, such information will be promptly returned to the furnishing party. During such time, each party will hold and will cause its associates, Affiliates, agents, employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning another party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously available to the party to which it was furnished on a non-confidential basis prior to its disclosure, (ii) in the public domain, or (iii) available on a non-confidential basis from a Person not bound by any confidentiality agreement. Notwithstanding the foregoing, if a party has been requested or is required (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information, the party so required will promptly notify the other parties so that such other parties may seek an appropriate protective order. Each party warrants that it will cooperate fully with the other parties in seeking such a protective order.

          Section 4.3 Discharge of Indebtedness. (a) On or prior to the Closing Date, the Majority Selling Shareholders shall use all commercially reasonable efforts to cause the Companies to enter into the New Credit Agreement on substantially the terms and conditions set forth in Section 4.3 of the Disclosure Schedule. Immediately upon consummation of the transactions contemplated by the New Credit Agreement, the Majority Selling Shareholders shall cause the Companies to perform all actions necessary (A) to pay, prepay or otherwise discharge all outstanding Indebtedness under the Old Credit Agreement, the Subordinated Loan Agreement and the GPS Note, (B) to terminate and to release any Lien on any asset, real or personal, tangible or intangible, of any of the Companies relating to such Old Credit Agreement, Subordinated Loan Agreement and GPS Note provided that new Liens or a continuation of the Liens may be made in favor of the lender under the New Credit Agreement and (C) to pay all Refinancing Costs.

          (b) On the Closing Date, the Buyer shall pay or prepay that portion of the Year End Debt allocable to the ICI Purchase Agreement and the Chevron Note.

          Section 4.4 Negotiations. From and after the date hereof and prior to termination of this Agreement pursuant to Article VII hereof, none of the Sellers, the Companies or any of their officers or directors or any Person acting on behalf of the Sellers or such other Persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer or GEV or their representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of common stock or similar transaction involving any of the Companies or any division thereof or any other securities of the Companies, provided that the foregoing provisions shall not be deemed to require that the directors of any of the Companies, as such, take any action or fail to take any action that would be, based upon advice of counsel, inconsistent with their fiduciary obligations as directors under applicable law. Each Seller shall promptly communicate to the Buyer and GEV any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

          Section 4.5 Consents and Approvals. Each party hereto (a) shall use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other Persons required in connection with the execution, delivery and performance by it of this Agreement, and (b) shall diligently assist and cooperate with the other parties hereto in preparing and filing all documents required to be submitted by such parties to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by such parties in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing of all information concerning a party which counsel determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

          Section 4.6 Further Assurances. (a) Upon the request of the Buyer or GEV at any time after the Closing Date, each Seller will (i) forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization, title affidavits, certificates and other documents as the Buyer or GEV or their counsel may reasonably request in order to perfect title of the Buyer or GEV and their respective successors and assigns to the Pioneer Securities or otherwise to effectuate the purposes of this Agreement and (ii) reasonably cooperate with the Buyer to take all actions necessary for the Buyer or the Companies to comply with any notice or filing requirements in connection with any License held by any Company.

          (b) Upon the request of the Majority Selling Shareholders at any time after the Closing Date, Buyer and GEV will forthwith execute and deliver such further instruments or documents as the Sellers or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

          Section 4.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

          Section 4.8 Purchase of the GEV Shares. (a) On the Closing Date, and upon the terms and subject to the conditions set forth in this Section, GEV shall issue and sell to each of the Persons named in the Investor Subscription Agreement (as defined in Section 5.1(d)) (each, an "Investor") the number of shares of GEV's Class A Common Stock set forth therein (the "GEV Shares"), free and clear of any Liens, and each Investor shall purchase and accept the GEV Shares from GEV. The Investors' obligation to purchase the GEV Shares is conditioned upon the purchase of shares of Class A Common Stock by the Interlaken Partnership as contemplated by Section 6.10 hereof.

          (b) The aggregate purchase price for the GEV Shares shall be payable in immediately available funds on the Closing Date. Notwithstanding any provision of Section 1.3 to the contrary, payment of the purchase price for the GEV Shares by each Investor that is a Seller may be effected by way of a set-off by the Buyer or GEV against the cash payment payable to such Investor pursuant to Section 1.3. The purchase price per share of the GEV Shares shall be based on the discounted present value of the benefit of GEV's net operating loss and not be in excess of the price per share paid by the Interlaken Partnership for the Class A Common Stock purchased by it prior to the Closing.

          (c) The Buyer and GEV represent and warrant that GEV and Interlaken Partnership have entered into the Interlaken Partnership Subscription Agreement (as defined herein) providing for the purchase of certain shares of Class A Common Stock.

          Section 4.9 Adoption by Buyer of Stock Incentive Plan. The Board of Directors of GEV has adopted the stock incentive plan (the "Stock Plan"), having terms and conditions substantially as described in the GEV Proxy Statement. The Stock Plan shall, among other terms and conditions, provide for the issuance by GEV of awards representing up to three million shares of Class A Common Stock which will represent approximately 10% of all of the Class A Common Stock issued and outstanding as of the Closing Date, after giving effect to the issuances of shares of Class A Common Stock to the Investors and the Interlaken Partnership contemplated by Section 4.8. GEV represents that within thirty (30) days following the Closing Date, stock options under the Stock Plan covering not less than approximately 2,000,000 shares of Class A Common Stock shall be granted and issued to officers, directors and employees of Pioneer, subject to (i) approval of the Stock Plan by the stockholders of GEV and (ii) the grant of such options by the Compensation and Stock Option Committee of the Board of Directors of GEV.

          Section 4.10 Notice of Breach. (a) Through the Closing Date, the Sellers shall promptly give the Buyer and GEV written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant of any of the Sellers contained in this Agreement. Through the Closing Date, the Sellers shall promptly supplement the Disclosure Schedule (a "Supplement") after the occurrence of any event which changes or is likely to change in any material respect any statement made by the Sellers in this Agreement or in the
Disclosure Schedule.   Within a seven (7) day period after receipt of such
notice, the Buyer and GEV may and shall inform the Sellers of their election to either (a) waive such breach and consummate the transactions contemplated by the Agreement, (b) terminate the Agreement or (c) amend the Agreement (with the concurrence of the Sellers) or to enter into such other arrangements as may be mutually satisfactory to the parties hereto.

          (b) Through the Closing Date, the Buyer and GEV shall promptly give the Sellers written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant of the Buyer, GEV or any Seller contained in this Agreement. Through the Closing Date, the Buyer and GEV shall promptly supplement the Disclosure Schedule (a "Buyer Supplement") after the occurrence of any event which changes or is likely to change in any material respect any statement made by the Buyer or GEV in this Agreement or in the Disclosure Schedule. Within a seven (7) day period after receipt of such notice, the Sellers may and shall inform the Buyer and GEV of their election to either (a) waive such breach and consummate the transactions contemplated by the Agreement, (b) terminate the Agreement or (c) amend the Agreement (with the concurrence of the Buyer and GEV) or to enter into such other arrangements as may be mutually satisfactory to the parties hereto.

          Section 4.11 Legends. The Notes issued pursuant hereto shall bear the following legends reflecting the restrictions on the transfer of such securities imposed by law:

          "This Note has not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be transferred or sold except pursuant to an effective registration statement under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to GEV Corporation, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

          Section 4.12 Certain Agreements with Respect to Warrants and Options. From the date hereof through the Closing Date, the Majority Selling Shareholders shall use commercially reasonable efforts to not permit the Companies to issue any options, warrants, agreements or other instruments, or grant any rights, to subscribe for, purchase or otherwise acquire any capital stock of any Company. In the event that a Person other than a Seller acquires shares of the capital stock of Pioneer, whether or not through the exercise of any options, warrants, agreements, instruments, or other rights to acquire Pioneer capital stock, the Sellers shall immediately notify the Buyer in writing and shall use commercially reasonable efforts to cause such Person to execute a counterpart signature page to this Agreement.

          Section 4.13 Payment of Dividends on Preferred Stock; Redemption of Preferred Stock. (a) On or prior to the Closing Date, the Majority Selling Shareholders shall cause Pioneer to pay, the Preferred Dividend Amount to the Preferred Stock Holders in accordance with the terms set forth in Pioneer's Certificate of Incorporation, as amended. In addition, the Majority Selling Shareholders shall cause Pioneer to take all steps necessary to effect the redemption of the Preferred Stock on the Closing Date.

          (b) On the Closing Date, the Buyer shall cause Pioneer to redeem in full the Preferred Stock and shall cause the Companies to pay to the Preferred Stock Holders the Preferred Redemption Amount.

          Section 4.14 Maintenance of Insurance. Buyer agrees that, following the Closing, Buyer shall use commercially reasonable efforts to cause the Companies to maintain, for a period of at least four years following the Closing, insurance with respect to the Companies and their operations and assets in amounts and with coverage limits, premiums and deductibles which the Buyer, in its discretion, deems adequate for the Companies, including, without limitation, liability and casualty insurance, property insurance, products liability insurance, auto insurance, business interruption insurance, tenant's insurance, workers' compensation, disability insurance, pollution insurance, and excess and umbrella insurance and directors and officers liability insurance with run-off coverage applying for three years after the Closing Date.

          Section 4.15 Acceptance of Financing Terms. Buyer and GEV acknowledge and agree that (i) they have delivered to the Majority Selling Shareholders a commitment letter dated March 10, 1995 in connection with a proposed bank credit facility and a Preliminary Offering Memorandum dated March 17, 1995 relating to the proposed placement of Senior Notes of GEV due 2005 (the "Term Sheets"); (ii) the financing terms as set forth in the Term Sheets are satisfactory in all material respects to the Buyer and GEV; and
(iii) the Buyer and GEV intend to close and will use all commercially reasonable efforts to close such financings if terms not materially less favorable to Buyer or GEV as available on the terms set forth in the Term Sheets and the rate per annum for such notes does not exceed the rate approved by GEV s Board of Directors.

          Section 4.16 Preservation of NOL. From and after the date of this Agreement, neither Buyer nor GEV shall enter into any transaction for the acquisition or disposition of units, or any other material transactions, that would in and of itself materially limit the availability of its Net Operating Loss Carryforward deductions under Section 172 of the Code and its Alternative Tax Net Operating Loss deductions under Section 56 of the Code unless it is determined by a resolution of the Board of Directors of Buyer or GEV, as the case may be, that such transaction is in the best interests of the shareholders of GEV.

          Section 4.17 Exacerbation of Environmental Liability. From and after the date hereof, neither the Buyer nor GEV shall, or shall permit any of their respective Affiliates to, take any action the effect of which action would reasonably be expected to impose any additional material obligation on, or materially increase any obligation of, the Sellers under Section 9.1, except that the following actions shall be permitted if undertaken in a manner reasonably calculated to minimize to the extent practical the risk of imposing any additional obligation on, or increasing any obligation of, the Sellers under Section 9.1:

               (i) the maintenance, renovation, construction,expansion, closure or removal (but not the operation) by any Buyer Indemnitee of any building, improvement or structure (and the real property relating thereto) located on any Owned Property or Leased Property, provided that any such action is taken in furtherance of the Pioneer Business as conducted on the Closing Date;

               (ii) any action required of any Buyer Indemnitee or any other Company to comply with any applicable Law or Governmental Approval (provided that in determining whether any Environmental Work falls within this clause, the Buyer or GEV shall be entitled to rely on the opinion of counsel reasonably acceptable to the Sellers' Representative, which opinion shall be delivered to the Sellers' Representative prior to the taking of such action);

               (iii) any action required to be taken by emergency conditions not occasioned by actions or omissions of the Buyer or GEV or any Buyer Indemnitee;

          (iv) any activity conducted or practice employed by any Buyer Indemnitee in the conduct of any Pioneer Business, which activity or practice (A) had been conducted or employed by any Company in the period between the date such Company was acquired, indirectly or directly, by Pioneer and the Closing Date, (B) is consistent with good industry practice, as modified from time to time and (C) complies with all Environmental Laws as in effect from time to time; or

               (v) any Environmental Investigation relating to the disposal, discharge or release on any Pioneer Site of Hazardous Materials, the discovery of which is made in the ordinary course of operation of any Pioneer Business (and not from the performance of environmental audits, tests or surveys not conducted in the ordinary course of operation of any Pioneer Business in response to the requirements of Environmental Laws or any Governmental Approval) or in connection with the taking of any of the actions contemplated in the foregoing clauses (i) - (iv), inclusive.

The Buyer shall use commercially reasonable efforts to cause Basic and its Subsidiaries, Victory Valley and Saguaro to agree not to take any action or omit to take any action other than those set forth in the foregoing clauses
(i) - (v), inclusive, the effect of which action or omission would reasonably be expected to impose any additional material obligation on, or materially increase any obligation of, the Sellers under Section 9.1.

                                   ARTICLE V
                      CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

          Section 5.1 Receipt of Documents. The Sellers shall have delivered to the Buyer all of the following, each duly executed by the parties thereto (other than the Buyer) and dated the Closing Date (or an earlier date satisfactory to the Buyer), in form and substance satisfactory to the Buyer:

          (a) Employment Agreements. The Employment Agreements between each of the Persons listed on Exhibit D hereto and the Buyer, in form and substance mutually acceptable to the Buyer and the Persons listed on Exhibit D (each, an

     "Employment Agreement"), which Employment Agreements shall contain non-competition provisions only with respect to the Persons denoted on Exhibit D hereto;

          (b) Shareholders' Agreement. The Shareholders' Agreement between Kellogg and William R. Berkley, substantially in the form of Exhibit E hereto (the "Shareholders' Agreement");

          (c) Contingent Payment Agreement. The Contingent Payment Agreement among GEV, the Buyer and the Sellers, substantially in the form of Exhibit F hereto (the "Contingent Payment Agreement");

          (d) Investor Subscription Agreement. The Subscription Agreement between the Investors and GEV, substantially in the form of Exhibit G hereto (the "Investor Subscription Agreement"); and

          (e) Resignations. The resignation, effective as of the Closing Date, of all directors of Pioneer whose resignations have been requested by the Buyer prior to the Closing Date.

          Section 5.2 Representations and Warranties of Sellers. All representations and warranties made by the Sellers in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Sellers on and as of such date, and the Buyer shall have received a certificate dated the Closing Date and signed by each of the Sellers.

          Section 5.3 Performance of Sellers' Obligations. The Sellers shall have performed in all respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate, in form and substance reasonably satisfactory to the Buyer, dated the Closing Date and signed by each of the Sellers to that effect, provided that, for purposes of this Section 5.3, performance of the obligations of the Sellers under Sections 4.1 and 4.12 shall be determined as if such obligations were obligations of the Sellers to cause the Companies to take, or not to take, the actions referred to in such Sections rather than obligations to use commercially reasonable efforts to cause the Companies to take, or not to take (or to use commercially reasonable efforts to take or not to take), such actions.

          Section 5.4 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

          Section 5.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

          Section 5.6 No Material Adverse Change. (a) During the period from December 31, 1994 through the Closing Date, there shall not have been any change in the assets, properties, business, operations, prospects, net income or financial condition of any of the Companies which would have a Material Adverse Effect on the Companies taken as a whole.

          (b) Since December 31, 1994, the Companies shall not have incurred any Indebtedness other than (i) the borrowings under the New Credit Agreement
(A) to pay, prepay or otherwise discharge all outstanding Indebtedness under the Old Credit Agreement, the Subordinated Loan Agreement, the Preferred Dividend Amount and the GPS Note and (B) to pay all Refinancing Costs and (ii) borrowings in the ordinary course of business under the revolving line of credit established pursuant to the Old Credit Agreement and the New Credit Agreement.

          Section 5.7 Financing. The Buyer and GEV shall have obtained financing for the transactions contemplated hereby upon terms and conditions not materially less favorable to the Buyer and GEV than the term and conditions contemplated in Section 4.15 hereof or upon terms otherwise satisfactory to them.

          Section 5.8 Opinions of Counsel. (a) The Buyer and GEV shall have received a favorable opinion, dated as of the Closing Date, from Andrews & Kurth L.L.P., counsel to the Sellers and Pioneer, in form and substance reasonably satisfactory to the Buyer and GEV and their counsel. In giving such opinion, such counsel may rely upon certificates of public officials, upon opinions of local counsel and, as to matters of fact, upon certificates of the Sellers or officers of the Companies, and such counsel may assume that this Agreement and any Related Agreement has been duly authorized, executed and delivered by the Buyer.

          (b) The Buyer and GEV shall have received favorable opinions, dated as of the Closing Date, from counsel to each of the Sellers which are entities (other than the R.J. Shopf Keogh Plan), in form and substance reasonably satisfactory to the Buyer and GEV. Such opinions shall include, in the case of the Kiowa Estate Trust and the Sonora Trust (together, the "Trusts"), opinions of Sinex & Stephenson, and of counsel qualified to pass upon matters arising under the laws of the Cook Islands.

          Section 5.9 Release by Paribas. The Buyer and GEV shall have received an instrument, in form and substance reasonably satisfactory to the Buyer and GEV, executed by Banque Paribas (Texas), Inc., releasing all liens and claims that it or its Affiliates may have with respect to Shares owned by Kellogg and Speets and terminating all options that it may have to acquire Shares or other securities of Pioneer.

          Section 5.10 Certain Trust Matters. The Buyer and GEV shall have received instruments, in form and substance reasonably satisfactory to the Buyer and GEV, executed by or on behalf of each beneficiary of a Trust and consenting to the sale by the Trust of its Shares to the Buyer and GEV and agreeing that such beneficiary will not have any claim against GEV or the Buyer with respect to such Shares. The Buyer and GEV shall also have received an instrument, in form and substance reasonably satisfactory to the Buyer and GEV, executed by the duly appointed Trust Protector of each Trust and (i) waiving any notice or other procedure required to be made or taken by the Trust in connection with the sale by the Trust of its Shares to the Buyer and GEV, (ii) consenting to such sale by the Trust, and (iii) agreeing that such Trust Protector will not have any claim against GEV or the Buyer with respect to such Shares.

          Section 5.11 Certain Other Matters. (a) The Buyer and GEV shall be reasonably satisfied that the locations of the Subject Parcels and the Released Basic Parcels can be properly ascertained.

          (b) The Buyer and GEV shall have concluded to their reasonable satisfaction that all material operating permits of the Companies, subject to any applicable preclosing or postclosing filing or notice requirements, will remain in effect after the Closing Date.

          Section 5.12 Other Closing Documents. (a) The Buyer and GEV shall have received a certificate, in form and substance acceptable to the Buyer, executed by the Chief Financial Officer of Pioneer and dated as of the Closing Date, setting forth the amount of the Refinancing Costs.

          (b) The Buyer and GEV shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Sellers or in furtherance of the transactions contemplated by this Agreement as the Buyer and GEV or their counsel may reasonably request.

          Section 5.13 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Sellers or the Companies under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Sellers or the Companies in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer and GEV.

          Section 5.14 Purchase of Class A Common Stock by the Investors. The purchase of 4,545,455 shares of GEV's Class A Common Stock by the Investors, as contemplated by Investor Subscription Agreement shall have been consummated in full on the Closing.

                                  ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Majority Selling Shareholders in their sole discretion:

          Section 6.1 Receipt of Documents. The Buyer and GEV (as the case may be) shall have delivered all of the following, each duly executed by the parties thereto (other than the Sellers and the Companies) and dated the Closing Date (or an earlier date satisfactory to the Sellers), in form and substance satisfactory to the Majority Selling Shareholders:

          (a) Employment Agreements. Each Employment Agreement contemplated by Section 5.1(a);

          (b) Shareholders' Agreement. The Shareholders' Agreement contemplated by Section 5.1(b);

          (c) Contingent Payment Agreement. The Contingent Payment Agreement contemplated by Section 5.1(c);

          (d) Interlaken Partnership Subscription Agreement. The Subscription Agreement between the Interlaken Partnership and GEV, substantially in the form of Exhibit H hereto (the "Interlaken Partnership Subscription Agreement"); and

          (e) Registration Rights Agreement. The Registration Rights Agreement between the Investors, the Interlaken Partnership and GEV, substantially in the form of Exhibit I hereto (the "Registration Rights Agreement").

          Section 6.2 Representations and Warranties of Buyer and GEV. All representations and warranties made by the Buyer and GEV in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Buyer and GEV on and as of such date, and the Sellers shall have received a certificate dated the Closing Date and signed by the Chairman of the Board, the President or any Vice President of the Buyer and GEV to that effect.

          Section 6.3 Performance of Buyer's and GEV's Obligations. The Buyer and GEV shall have performed in all respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Sellers' representatives shall have received a certificate, in form and substance reasonably satisfactory to the Sellers dated the Closing Date and signed by the Chairman of the Board, the President or any Vice President of the Buyer and GEV to that effect, provided that, for purposes of this
Section 6.3, performance of the obligations of the Buyer and GEV under Section
4.1 shall be determined as if such obligations were obligations of the Buyer and GEV to take, or not to take, the actions referred to in such Section rather than obligations to use commercially reasonable efforts to take, or not to take, such actions.

          Section 6.4 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

          Section 6.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

          Section 6.6 Opinion of Counsel. The Sellers shall have received a favorable opinion, dated as of the Closing Date, from Willkie Farr & Gallagher, counsel for the Buyer and GEV, in form and substance reasonably satisfactory to the Majority Selling Shareholders and their counsel. In giving such opinion, such counsel may rely upon certificates of public officials, upon opinions of local counsel and, as to matters of fact, upon certificates of officers of the Buyer and GEV, and such counsel may assume that this Agreement and any Related Agreement has been duly authorized, executed and delivered by the Sellers.

          Section 6.7 Other Closing Documents. The Sellers shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Buyer and GEV or in furtherance of the transactions contemplated by this Agreement as the Majority Selling Shareholders and their counsel may reasonably request.

          Section 6.8 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer and GEV under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Buyer and GEV in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Sellers.

          Section 6.9 No Material Adverse Change. During the period from December 31, 1994 through the Closing Date, there shall not have been any adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Buyer or GEV which would have a Material Adverse Effect on Buyer and GEV, taken as a whole.

          Section 6.10 Purchase of Class A Common Stock by the Interlaken Partnership. The purchase of 11,363,636 shares of GEV's Class A Common Stock by the Interlaken Partnership, as contemplated by the Interlaken Partnership Subscription Agreement shall have been consummated in full prior to the Closing.

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

          Section 7.1 Methods of Termination; Upset Date. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

          (a) By the mutual written consent of the Majority Selling Shareholders and the Buyer or GEV;

          (b) By the Buyer or GEV, if all the conditions set forth in Article V of this Agreement shall not have been satisfied or waived on or before the Closing Date;

          (c) By the Majority Selling Shareholders, if all the conditions set forth in Article VI of this Agreement shall not have been satisfied or waived on or before the Closing Date;

          (d) By either the Majority Selling Shareholders or the Buyer or GEV if the Buyer, GEV or the Sellers, as the case may be, fails to comply in any material respect with any of its or their covenants or agreements contained herein, or breaches its or their representations and warranties in any material way;

          (e) By either the Majority Selling Shareholders or the Buyer or GEV if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or

          (f) By either the Majority Selling Shareholders or the Buyer or GEV at any time after April 28, 1995.

          Section 7.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement by the Sellers or the Buyer or GEV pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the Sellers or the Buyer or GEV. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement except as provided in Sections 4.2(c), 10.2,
10.4 and 10.5 hereof; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

                                 ARTICLE VIII
                            GENERAL INDEMNIFICATION

          Section 8.1 Coverage. (a) Subject to the limitations and conditions set forth in this Agreement and notwithstanding the Closing or the delivery of the Pioneer Securities and regardless of any investigation at any time made by or on behalf of the Buyer or GEV or of any knowledge or information that the Buyer or GEV may have, the Sellers, severally and based upon their Ownership Percentages, indemnify and agree to fully defend, save and hold the Buyer and GEV and their respective Affiliates (each, a "Buyer Indemnitee") harmless if any such party shall at any time or from time to time suffer any Loss (as defined below) arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any and all Events of Breach (as defined below) of the Sellers.

          (b) Subject to the limitations and conditions set forth in this Agreement and notwithstanding the Closing or the payment of the Purchase Price and regardless of any investigation at any time made by or on behalf of the Sellers or of any knowledge or information that the Sellers may have, the Buyer and GEV, jointly and severally, indemnify and agree to fully defend, save and hold each Seller and their respective Affiliates (each, a "Seller Indemnitee") harmless if such party shall at any time or from time to time suffer any Loss arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any and all Events of Breach of the Buyer or GEV.

          (c) As used herein, "Event of Breach" shall be and mean any one or more of the following:

               (i) any untruth or inaccuracy in any representation by a party hereto or the breach of any warranty by a party contained in this Agreement or in any certificate, schedule, exhibit or annex to this Agreement or in any certificate or other document executed and delivered to another party at the time of Closing of the transactions contemplated by this Agreement; or

               (ii) any failure by a party hereto duly to perform or observe any term, provision, covenant, agreement or condition on the part of such party to be performed or observed under this Agreement; provided, however, that the exercise by the Buyer of its right of offset pursuant to Sections 8.4(b), 9.2(c), 9.5(d) and 9.6(e) hereof shall in no event be deemed an Event of Breach.

          (d) As used in this Agreement, the term "Loss" means any damage, liability, loss, cost or expense (including all reasonable fees of attorneys, consultants and experts), determined on an after-tax basis, but only to the extent that the tax benefit of any Loss, in the reasonable opinion of the independent public accounting firm then serving the Person incurring such Loss taking into account all deductions, losses, credits and loss carryforwards or carrybacks available to such Person, will reduce the total tax liability of such Person for the tax year in which such Loss was incurred or in prior years.

          (e) In the event that an Indemnified Party shall receive a payment pursuant to the terms of an Indemnification Contract or otherwise with respect to any Loss paid pursuant to this Article VIII, (i) in the case of a Buyer Indemnitee, the Buyer Indemnitee shall promptly to the extent of any such payment, net of any taxes payable by the Indemnified Party thereon, (A) reimburse the Indemnifying Party to the extent such Indemnifying Party made a cash payment to the Buyer Indemnitee in respect of such Loss, (B) deposit cash into the Contingent Payment Account or the Escrow Account (as defined in Section 9.6(e) hereof), to the extent applicable, to the extent the Buyer Indemnitee withdrew funds therefrom in respect of such Loss and (C) credit the Notes to the extent a setoff against the Notes in respect of such Loss was taken (or make a payment to the holders of the Notes in the event the Notes have matured and such payments would otherwise have been made to the Sellers) and (ii) in the case of a Seller Indemnitee, each Seller Indemnitee shall promptly reimburse the Indemnifying Party to the extent such Indemnifying Party made a cash payment to such Seller Indemnitee.

          Section 8.2 Procedures. If a Loss occurs or is alleged and an Indemnified Party asserts that an Indemnifying Party has become obligated to the Indemnified Party pursuant to Section 8.1 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party. Upon receipt of such notice, the Indemnifying Party shall, subject to and in accordance with Section 8.4 hereof, and if the Indemnifying Party shall challenge its responsibility for indemnification hereunder, subject to any reservation of rights on the part of the Indemnifying Party, promptly reimburse the Indemnified Party the full amount of any such Loss actually suffered by such party and defend, contest or otherwise protect the Indemnified Party against any such suit, action, investigation, claim or proceeding with counsel, reasonably acceptable to the Indemnified Party, of the Indemnifying Party's choice; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, further, that the Indemnified Party shall consent to any settlement, compromise or discharge of such claim that the Indemnifying Party may recommend that by its terms fully releases, indemnifies and holds harmless the Indemnified Party from any further claims with respect to the matters giving rise to such claim. If the Indemnifying Party recommends a settlement which satisfies the requirements of the preceding sentence but such settlement is not approved by the Indemnified Party (and the Indemnifying Party elects not to contest whether such approval was unreasonably withheld), then all losses incurred in excess of the proposed settlement amount shall be for the account of the Indemnified Party, which shall, as to such excess amount, indemnify and hold harmless the Indemnifying Party with respect thereto. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense of any suit, action, investigation, claim or proceeding referred to above using counsel of the Indemnified Party's choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible including making its officers, directors, employees and books and records available for use in such claim or action. If the Indemnifying Party fails timely to defend, contest or protect against such suit, action, investigation, claim or proceeding, and, in any event, fails to deliver a written undertaking to the Buyer Indemnitee to do so, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, (provided that if the Indemnifying Party shall notify the Indemnified Party that it is not liable hereunder for indemnification of such matter, any right to recovery of any Loss shall be subject to a reservation of rights therefor), and the Indemnified Party shall be entitled, subject to and in accordance with Section 8.4 hereof, to recover any cost or expense thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding. Notwithstanding anything contained herein or in the Contingent Payment Agreement to the contrary, in the event that the Sellers assume the defense of any pending or threatened action, claim or proceeding, the Sellers shall be entitled to be paid funds from the Contingent Payment Account and the Escrow Account in reimbursement of reasonable costs and expenses (including reasonable counsel fees) incurred in connection with investigating, preparing or defending any pending or threatened claim or proceeding, as and when such costs and expenses are incurred. Unless otherwise expressly provided in this Agreement (including, without limitation, Section 9.7(f)), the foregoing procedures shall not be applicable with respect to Environmental Losses, responsibility for which shall be resolved pursuant to the provisions and procedures set forth in Article IX hereof.

          Section 8.3 Survival of Representations and Warranties. (a) The obligation of Sellers to indemnify the Buyer Indemnitees pursuant to Section 8.1(a) with respect to Events of Breach set forth in Section 8.1(c)(i) shall survive the consummation of the transactions contemplated by this Agreement, as follows:

               (i) with respect to the representations and warranties in Sections 2.2(a) and (b), 2.3(b) (but only with respect to the Subsidiaries), 2.4, 2.5 and 2.31, indefinitely;

               (ii)  with respect to the representations and warranties in
          Section 2.9, until the expiration of the applicable statute of limitations period; and

               (iii) with respect to all other representations and warranties of Sellers and any other matters covered by Section 8.1(c)(i), until December 31, 1996.

          (b) The obligation of Buyer and GEV to indemnify the Seller Indemnitees pursuant to Section 8.1(b) with respect to Events of Breach set forth in Section 8.1(c)(i) shall survive the consummation of the transactions contemplated by this Agreement, as follows:

               (i) with respect to the representations and warranties in Sections 3.2, 3.3(b)(but only with respect to the GEV Subsidiaries), 3.4, 3.5 and 3.15 indefinitely; and

               (ii)  with respect to the representations and warranties in
          Section 3.9, until the expiration of the applicable statute of limitations period; and

               (iii) with respect to all other representations and warranties of Buyer or GEV and any other matters covered by Section 8.1(c)(i), until December 31, 1996.

          (c)  The obligations of the parties for indemnification under this
Article VIII shall terminate after the expiration of the periods indicated in subsections (a) and (b) of this Section 8.3, except with respect to (i) any Loss which has been the subject of written notice to the party against whom such claim of Loss is asserted prior to the expiration of such period, which notice will preserve such claim until it is liquidated or otherwise finally resolved pursuant to the procedures set forth in Sections 8.2 and 8.4 of this Agreement and (ii) any Loss contemplated by
Section 8.1(c)(ii), which shall survive in accordance with Section 10.1.

          (d) The provisions of this Article VIII shall apply to any claim of Loss resulting or arising from any untruth or inaccuracy of any representation or warranty of any party to this Agreement which gives rise to an indemnity to one party from another party or parties, with the intent that all such claims shall be subject to the procedures, limitations and other provisions contained in Article VIII and, to the extent applicable, Article IX. The indemnification provided by Section 8.1 shall be the sole and exclusive remedy available to the parties hereto for any breach or inaccuracy of any of the representations or warranties by a party set forth in this Agreement. Notwithstanding the foregoing, the provisions of this Article VIII shall not be deemed to preclude an action by any party for, or a recovery pursuant to a final decision of a court of competent jurisdiction against any party for, actual, and not negligent or unintentional, fraud.

          Section 8.4 Payment of Losses; Limitations. (a) No Indemnified Party shall be entitled to any indemnification from an Indemnifying Party pursuant to Section 8.1 hereof until such time as (i) the Loss in respect of a particular matter exceeds $125,000 or (ii) (A) the Loss in respect of a particular matter exceeds $20,000 and (B) cumulative aggregate Losses exceed $1,600,000 (each, an "Exclusionary Amount") and then, in the case of clause
(i) and clause (ii)(B), only to the extent that such Losses exceed the applicable Exclusionary Amount. Each Indemnified Party agrees promptly to notify the Indemnifying Party in writing of all Losses which are claimed by the Indemnified Party to be chargeable against an Exclusionary Amount. Notwithstanding the foregoing, there shall be no Exclusionary Amount with respect to Losses arising from any breach of or inaccuracy in the representations and warranties set forth in Sections 2.2, 2.3(b)(but only with respect to the Subsidiaries), 2.4 or 2.5 or Sections 3.2, 3.3(b) (but only with respect to the GEV Subsidiaries), 3.4 or 3.5, as the case may be.

          (b) Whenever the amount of the Buyer Indemnitees' Loss or Losses shall exceed the applicable Exclusionary Amount, if any, any recovery by the Buyer Indemnitees shall be effected as follows:

               (i) with respect to the representations and warranties set forth in Section 8.3(a)(i), out of Available Cash, if any, in accordance with each Seller s Ownership Percentage; provided, however, to the extent Available Cash is insufficient to cover such

          Losses, each Seller shall be personally liable to the Buyer Indemnitee for such Losses up to such Seller's proportionate share of the Purchase Price (including with respect to the Contingent Payment Account, only payments theretofore made to such Seller under the Contingent Payment Agreement), based on such Seller's Ownership Percentage; and

               (ii) with respect to the representations and warranties set forth in Sections 8.3(a)(ii) and 8.3(a)(iii), out of Available Cash, if any, in accordance with each Seller's Ownership Percentage; provided, however, in the event Available Cash is insufficient to cover such Losses, the unpaid portion of such Losses shall be included in each Loss Estimate delivered to the Sellers during the period for which such Losses remain unpaid and shall be recoverable (insofar as personal liability is concerned, solely) against the Personal Indemnity (as defined in Section 9.3 hereof) to the extent, and at such times, as the Personal Indemnity may be available therefor in accordance with the provisions of Sections 9.3(a) and
          (c).

          (c) Whenever the amount of the Seller Indemnitees' Loss or Losses shall exceed the applicable Exclusionary Amount, any recovery by the Seller Indemnitees may, at GEV's option, be effected, with respect to the representations and warranties set forth in Section 8.3(b), by either a payment in cash or a prepayment of each Seller's Notes, in accordance with each Seller's Ownership Percentage. In no event shall the Buyer's or GEV's liability in respect of the representations and warranties set forth in
Section 8.3(b) exceed the unpaid principal amount of the Notes, except in the event that the Loss relates to or affects a CPA Property, GEV and the Buyer shall be jointly and severally liable to the Sellers for any Loss, together with any Environmental Loss contemplated by the last sentence of Section 9.2(d), up to the Fair Market Value of such CPA Property determined immediately prior to such Loss.

          (d) For all purposes under this Agreement for which a Buyer Indemnitee is entitled to draw against Available Cash, the Buyer Indemnitee shall be entitled, in its sole discretion, to draw such amount from any source of Available Cash then available therefor. In the event that both a Buyer Indemnitee and a Seller Indemnitee shall be entitled to draw against Available Cash, the Buyer Indemnitee s claim, regardless of when arising (but only to the extent of Losses or Environmental Losses), shall in all instances be satisfied in full prior to any such claim by a Seller Indemnitee.

                                  ARTICLE IX
                   INDEMNIFICATION FOR ENVIRONMENTAL MATTERS

          Section 9.1 Environmental Indemnities. (a) Subject to the conditions, covenants and limitations set forth in this Agreement, the Sellers, severally in accordance with their Ownership Percentages, agree to and shall indemnify the Buyer Indemnitees against and hold the Buyer Indemnitees harmless from any Environmental Loss (as defined below) arising from or relating to any Seller Environmental Matter.

          (b) Subject to the conditions, covenants and limitations set forth in this Agreement, the Buyer and GEV, jointly and severally, agree to and shall indemnify the Seller Indemnitees against and hold the Seller Indemnitees harmless from any Environmental Loss arising from or relating to any Buyer Environmental Matter.

          (c) As used in this Agreement, the term "Environmental Loss" means any Loss arising from or relating to any Seller Environmental Matter or any Buyer Environmental Matter, as the case may be; provided, however, that the costs and expenses of Environmental Work shall be deemed an Environmental Loss only to the extent such Environmental Work arises from or relates to a Hazardous Discharge and (i) is (A) required to comply with any Environmental Law or (B) required by any Governmental Authority or (C) reasonably required to prevent any material interruption of, or material reduction in, the operations of any Company and (ii) with respect to Environmental Work other than Environmental Investigation, is performed pursuant to an Accepted Remediation Method. The term Environmental Loss shall not include (x) the diminution in value of any real or personal property, or any business, of the Buyer, any Company or any of their Affiliates and (y) any Loss arising out of or relating to any interruption of, interference with or change in the conduct of the business of the Buyer, any Company or any of their Affiliates, in each case, arising from or relating to any Seller Environmental Matter. The term Environmental Loss shall not include (x) the diminution in value of any real or personal property constituting, or any business located on, any CPA Property and (y) any Loss arising out of or relating to any interruption of, interference with or change in the conduct of any such business, in each case, arising from or relating to any Buyer Environmental Matter.

          Section 9.2 Payment of Environmental Losses; Limitations. (a) Buyer and GEV agree that, prior to any Buyer Indemnitee being entitled to receive indemnification for Environmental Losses subject to the Allocated Reserves and any Unallocated Reserves set forth in Section 9.2 of the Disclosure

Schedule (the "Reserve Disclosure Schedule") arising from or relating to any Seller Production Site Environmental Matter: (i) with respect to any Environmental Loss subject to an Allocated Reserve, the Buyer Indemnitees shall first have incurred and paid aggregate costs and expenses relating to the specific matter covered by such Allocated Reserve equal to the amount of the applicable Allocated Reserve; (ii) with respect to any Environmental Loss arising from or relating to the Henderson Site, the Basic Site or the St. Gabriel Site that is not covered by an Allocated Reserve (or that exceeds the amount of any applicable Allocated Reserve, but only to the extent of such excess amount), the Buyer Indemnitees shall first have incurred and paid aggregate costs and expenses equal to the amount of the Unallocated Reserve for PCAC set forth in the Reserve Disclosure Schedule, (iii) with respect to any Environmental Loss arising from or relating to the All Pure Sites, the Buyer Indemnitees shall first have incurred and paid aggregate costs and expenses equal to the amount of the Allocated Reserve for All Pure set forth in the Reserve Disclosure Schedule; (iv) with respect to any Environmental Loss arising from or relating to the Imperial West Sites, the Buyer Indemnitees shall first have incurred and paid aggregate costs and expenses equal to the amount of the Allocated Reserve for Imperial West set forth in the Reserve Disclosure Schedule; and (v) with respect to the legal costs and expenses incurred and paid in connection with any Environmental Loss arising from or relating to any Seller Production Site Environmental Matter arising from or relating to the Henderson Site, the St. Gabriel Site or the Basic Site, the Buyer Indemnitees shall first have incurred and paid aggregate legal costs and expenses equal to the amount of the reserve for "Legal Costs Associated with Environmental Matters" set forth in the Reserve Disclosure Schedule. The Sellers Representative shall be notified promptly of all losses which are charged against the Pioneer Reserves.

          (b) Buyer and GEV agree that, in connection with any Environmental Loss arising from or relating to any Seller Environmental Matter which may be covered, in whole or in part, by any Indemnification Contract, Buyer shall use best efforts to comply with the notice and other provisions relating to, and timely and diligently pursue to a reasonable conclusion in consultation with the Sellers Representative, any remedies under any Indemnification Contract with respect to such Seller Environmental Matter.

          (c) In the event that any Environmental Loss subject to the Seller Environmental Indemnity remains outstanding after payment by the Buyer Indemnitees of the amounts referred to in Section 9.2(a), if applicable, and any recoveries in respect of such Environmental Loss under Section 9.2(b) theretofore received, the Buyer Indemnitees shall be entitled to recover the amount of such Environmental Loss out of Available Cash, if any in accordance with each Seller s Ownership Percentage; provided, however, to the extent Available Cash is insufficient to cover Environmental Losses arising from or relating to any Seller CPA Property Environmental Matter, each Seller shall be personally liable to the Buyer Indemnitee for such Environmental Losses to the extent of such Seller s pro rata portion, based on such Seller s Ownership Percentage, of such Environmental Losses; and, provided further, that the Buyer and GEV agree that the Buyer Indemnitees shall have no recourse against the Sellers or any assets of the Sellers (including, without limitation, the cash portion of the Purchase Price) for Environmental Losses arising from or relating to any Seller Production Site Environmental Matter other than the recourse against Available Cash as provided in this Section 9.2(c) and the limited recourse against the Sellers personally as provided in Section 9.3 hereof.

          (d) In the event of any Environmental Loss subject to the Buyer Environmental Indemnity, any recovery by the Seller Indemnitees may, at GEV's option, be effected by either a payment in cash or a prepayment of each Seller's Notes, in accordance with each Seller's Ownership Percentage. In no event shall the Buyer's and GEV's liability in respect of the Buyer Environmental Indemnity exceed the unpaid principal amount of the Notes, except that, if and to the extent, the Environmental Loss arises from or relates to a Buyer CPA Property Environmental Matter, GEV and the Buyer shall be jointly and severally liable to the Sellers for any such Environmental Loss, together with any Loss contemplated by the last sentence of Section 8.4(c), up to the Fair Market Value of such CPA Property determined immediately prior to such Environmental Loss.

          (e) In the event that an Indemnified Party shall receive a payment pursuant to the terms of an Indemnification Contract or otherwise with respect to any Environmental Loss paid pursuant to this Article IX, (i) in the case of a Buyer Indemnitee, the Buyer Indemnitee shall promptly, to the extent of any such payment, net of any taxes payable by the Indemnified Party thereon, (A) reimburse the Indemnifying Party to the extent such Indemnifying Party made a cash payment to the Buyer Indemnitee in respect of such Loss, (B) deposit cash into the Contingent Payment Account or the Escrow Account (to the extent applicable) to the extent the Buyer Indemnitee withdrew funds therefrom in respect of such Loss and (C) credit the Notes to the extent a setoff against the Notes in respect of such Loss was taken (or make a payment to the holders of the Notes in the event the Notes have matured and such payment would otherwise have been made to the Sellers), and (ii) in the case of a Seller Indemnitee, each Seller Indemnitee shall promptly reimburse the

Indemnifying Party to the extent such Indemnifying Party theretofore made a cash payment to such Seller Indemnitee.

          Section 9.3 Limited Recourse Against Sellers. (a) Upon final determination pursuant to Section 9.6 of the Loss Estimate as of the fifth Determination Date (the "Fifth Year Loss Estimate"), each Seller's maximum personal liability for any Environmental Loss arising from or relating to any Seller Production Site Environmental Matter and any Losses recoverable under
Section 8.4(b)(ii) (the "Personal Indemnity") for amounts which may become payable to the Buyer Indemnitees pursuant to Section 9.3(c) shall be fixed at such Seller's pro rata portion, based on such Seller's Ownership Percentage, of the lesser of (i) $10,000,000 and (ii) the amount by which the Fifth Year Loss Estimate exceeds Available Cash as of the fifth Determination Date (such amount, as adjusted from time to time, being each Seller's "Personal Indemnity Limit") it being understood that the Personal Indemnity Limit is the maximum personal liability for any breaches of Sellers' representations and warranties pursuant to Section 8.4(b)(ii) hereof and for any Environmental Loss arising from or relating to any Seller Production Site Environmental Matter pursuant to Section 9.1(a) hereof, and that in no event shall any Seller be personally liable for any such Losses and Environmental Losses arising pursuant to such sections exceeding such Seller's pro rata portion, based on such Seller s Ownership Percentage, of $10,000,000, or such lesser aggregate amount as may be determined pursuant to this Section 9.3. On each Determination Date subsequent to the fifth Determination Date and subject to the provisions of this Section 9.3, the Personal Indemnity Limit shall be decreased (but in no event increased) by the amount by which (i) the lesser of (a) $10,000,000, and
(b) the Fifth Year Loss Estimate less the amount of Available Cash on the fifth Determination Date exceeds (ii) the Loss Estimate for such subsequent Determination Date less the amount of Available Cash on such subsequent Determination Date.

          (b) Upon final determination pursuant to Section 9.6 of the Loss Estimate as of the tenth Determination Date (the "Tenth Year Loss Estimate"), the Sellers' maximum liability (but not personal liability, which shall in all cases be limited to the Personal Indemnity Limit) to the Buyer Indemnitees under Section 8.4(b)(ii) for any Loss and under the Seller Environmental Indemnity for any Environmental Loss arising from or relating to any Seller Production Site Environmental Matter shall be fixed at the sum of the Tenth Year Loss Estimate (exclusive of any expected payment pursuant to the Personal Indemnity) plus, subject to Section 9.5(a), $25,000,000 (the "Maximum Production Site Indemnity").

          (c) Subject to the limitations and procedures set forth herein, in the event that any Loss contemplated by Section 8.4(b)(ii) or any Environmental Loss subject to the Seller Environmental Indemnity remains unpaid, in whole or in part, on the tenth Determination Date, each Seller shall promptly upon delivery of the Loss Estimate Notice (as defined in Section 9.6(a)) for the tenth Determination Date pay to the Buyer Indemnitees, severally in accordance with each Seller s respective Ownership Percentage, the aggregate amount of any unpaid Loss and any unpaid Environmental Loss up to the Personal Indemnity Limit; provided, however, that in no event shall Sellers be required to make any payments of Environmental Losses unless and until Environmental Losses have been incurred in excess of Available Cash. In no event shall any Seller's liability under this Section 9.3 exceed such Seller's Personal Indemnity Limit.

          Section 9.4    Termination of Certain Indemnification Obligations.
(a) Notwithstanding any other provision of this Agreement to the contrary (other than Article VII hereof), the obligations of the parties for indemnification under Section 9.1 for any Environmental Loss arising from or relating to any Production Site shall terminate at 5:00 p.m., New York City time, on the fifteenth Determination Date, except, in the case of the Seller Environmental Indemnity, with respect to any unpaid Loss, unpaid Environmental Loss or Estimated Environmental Loss described in the Loss Estimate Notice delivered for the fifteenth Determination Date in accordance with the procedures set forth in Section 9.6 hereof, which Loss Estimate Notice will preserve any claim in respect of Losses and Environmental Losses which have occurred and are set forth therein until such claims are liquidated or otherwise finally resolved. The Sellers shall not be obligated to indemnify any Buyer Indemnitee or any other Person for any Seller Production Site Environmental Matter arising on or after the fifteenth Determination Date or for any matter which would have been a Seller Production Site Environmental Matter if such matter had been found or determined to exist on or after the fifteenth Determination Date (and irrespective of when such Seller Production Site Environmental Matter first arose), and no such Seller Production Site Environmental Matter shall be included in any Loss Estimate Notice delivered to the Seller s Representative subsequent to the fifteenth Determination Date. The Buyer shall not be obligated to indemnify any Seller Indemnitee or any other Person for any Buyer Production Site Environmental Matter arising on or after the fifteenth Determination Date or for any matter which would have been a Buyer Production Site Environmental Matter which is found or determined to exist on or after the fifteenth Determination Date (and irrespective of when such Buyer Production Site Environmental Matter first arose).

          (b) Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties for indemnification under Section 9.1 for any Environmental Loss arising out of or relating to any CPA Property shall terminate immediately upon termination of the Contingent Payment Agreement, except, in the case of the Seller Environmental Indemnity, with respect to any unpaid Loss, unpaid Environmental Loss or Estimated Environmental Loss described in the Loss Estimate Notice delivered upon termination of the CPA Agreement in accordance with the procedures set forth in Section 9.6 hereof, which Loss Estimate Notice will preserve any claim in respect of Seller CPA Property Environmental Matters arising out of or relating to the CPA Properties which have accrued and are set forth therein until such claims are liquidated or otherwise finally resolved. The Sellers shall not be obligated to indemnify any Buyer Indemnitee or any other Person for any Seller CPA Property Environmental Matter with respect to any of the CPA Properties owned by GEV or any of its Subsidiaries at the time of the termination of the Contingent Payment Agreement arising on or after the time of such termination or for any Seller CPA Property Environmental Matter with respect to the CPA Properties which is found or determined to exist on or after the time of such termination (and irrespective of when such Seller CPA Property Environmental Matter first arose).

          Section 9.5 Disbursements from Contingent Payment Account; Escrow Account. (a) At any time and from time to time following the tenth Determination Date, the Buyer shall promptly disburse to each Seller, in accordance with its Ownership Percentage, Available Cash in excess of the most current Loss Estimate to the extent necessary to reimburse each such Seller for any payments made by such Seller to any Buyer Indemnitee (i) pursuant to
Section 8.4(b) or (ii) pursuant to the Seller's Personal Indemnity. The payments to Sellers required in this Section 9.5(a) shall be made prior to the establishment of the $25,000,000 reserve referenced in Section 9.3(b).

          (b) In the event no payments are due to the Buyer Indemnitee pursuant to Section 9.3(c), on the fifteenth day following the tenth Determination Date, the Buyer shall disburse to the Sellers, in accordance with their respective Ownership Percentages: (i) funds equal to the sum of
(A) the amount of any funds in the Escrow Account, (B) the amount of any funds theretofore withdrawn from the Escrow Account and (C) the amount of any Notes theretofore offset and not paid into the Escrow Account, but only to the extent Available Cash exceeds the Loss Estimate as of the tenth Determination Date and (ii) any Available Cash (exclusive of amounts disbursed pursuant to clause (i)) to the extent Available Cash exceeds the Maximum Production Site Indemnity. On the fifteenth (15th) day following each of the eleventh through the fourteenth Determination Dates, the Buyer shall disburse to the Sellers, in accordance with their respective Ownership Percentages, any Available Cash to the extent such Available Cash exceeds the Maximum Production Site Indemnity. On the fifteenth (15th) day following each Determination Date commencing with the fifteenth Determination Date and until the provisions of this Article IX are terminated, the Buyer shall disburse to the Sellers, in accordance with their Ownership Percentages, Available Cash to the extent Available Cash exceeds the Loss Estimate as of such Determination Date.

          (c) The Buyer shall also promptly disburse Available Cash to the Sellers Representative or any Seller (i) in the event that such Seller or the Sellers' Representative participates in or assumes the defense (or shares in the control of the defense) of any pending or threatened action, claim or proceeding pursuant to Section 9.7, in reimbursement of reasonable costs and expenses incurred by such Seller or the Sellers' Representative in connection with investigating, preparing for or defending any such pending or threatened action, claim or proceeding, as and when such costs and expenses are incurred, and (ii) in reimbursement of any reasonable costs and expenses incurred by any such Seller or the Sellers' Representative in connection with the engagement of any Independent Consultant pursuant to Section 9.6(c), and in any case described in this Section 9.5(c), irrespective of any Loss Estimate outstanding at such time and irrespective of the Maximum Production Site Indemnity; provided, that, in the case of a claim for reimbursement by any individual Seller, Sellers having a majority of the Ownership Percentage shall have approved in writing the incurrence of such costs and expenses by such Seller.

          (d) Notwithstanding anything contained in this Agreement or the Contingent Payment Agreement to the contrary, upon termination of the Contingent Payment Agreement, GEV and the Buyer shall thereafter, and shall cause each of their respective Subsidiaries to thereafter, promptly pay to the Sellers in accordance with their respective Ownership Percentages an amount equal to the amount of any Revenues (as defined in the Contingent Payment Agreement but excluding Revenues referred to in Section 5.02(a) of the Contingent Payment Agreement) received by GEV or any of its Subsidiaries in excess of the most recent Loss Estimate, as and when received; provided, however, that to the extent any Seller owes any amount to GEV or the Buyer on account of such Seller s Personal Indemnity or otherwise under Section 8.1(a) or 9.1(a), GEV shall be entitled to offset any payment otherwise owing to such Seller pursuant to this Section 9.5(d) against such amount and remit the excess (and less the balance of the Loss Estimate referred to above), if any, to such Seller.

          Section 9.6    Loss Estimates.  (a)  Until the provisions of this
Article IX are terminated, within fifteen days after each Determination Date commencing with the first Determination Date and upon termination of the Contingent Payment Agreement, the Buyer shall deliver a written notice (each, a "Loss Estimate Notice") to the Sellers' Representative setting forth (i) the Loss Estimate as of such Determination Date, (ii) the amount and a brief description of each element constituting the Loss Estimate, (iii) the aggregate outstanding principal amount under the Notes (other than portions of the Notes included in Available Cash), and (iv) the amount of Available Cash. The Loss Estimate shall be accompanied by checks (when applicable) payable to the order of each Seller, in accordance with such Seller's Ownership Percentage, which checks shall be in the aggregate amount of any Available Cash payable to the Sellers pursuant to the terms and conditions of
Section 9.5 hereof.

          (b) As used in this Agreement, the term "Estimated Environmental Losses" shall mean, as of any Determination Date, the reasonable and good faith estimate of the Buyer's Board of Directors, based on Seller Environmental Matters then actually existing (and not speculative in nature) known to such Board and taking into account the probability and magnitude of Loss, of the present discounted value of all Environmental Losses for which the Buyer Indemnitees will be entitled to indemnification under the Seller Environmental Indemnity with respect to such Seller Environmental Matter, less all amounts recoverable in respect of such Environmental Losses pursuant to any Indemnification Contract with respect to which the other party thereto has begun to perform such obligations, has acknowledged to the Buyer its obligation to perform or, in the reasonable and good faith judgement of the Buyer's Board of Directors, is likely to perform; and provided, however, that costs and expenses relating to Environmental Work may be included in the calculation of Estimated Environmental Losses only if such Environmental Work
(i) is an Environmental Investigation, or (ii) if other than Environmental Investigation, (A) has been commenced or (B) is scheduled to commence in accordance with any Governmental Approval or Environmental Law, or (C) is the subject of an active Environmental Investigation which has proceeded to a point that the Buyer has obtained results from sampling or analysis which allow the Board of Directors of the Buyer to reasonably conclude that corrective measures are likely to be required, in which event, and subject to the standards set forth above, the Environmental Work contemplated by such corrective measures may be included in Estimated Environmental Losses, regardless of whether specific corrective measures have been selected; and provided further, that any costs and expenses relating to Environmental Work arising from or relating to any Seller Production Site Environmental Matter arising from or relating to any portion of the Henderson Site or the Basic Site which are subject to the environmental conditions assessment process currently pursued by the Henderson Industrial Site Steering Committee (the "Steering Committee") and which have been disclosed by the Sellers to the Buyer may be included in the calculation of Estimated Environmental Losses only if and to the extent that such Environmental Work (A) is an Environmental Investigation or (B) if other than Environmental Investigation, is the subject of an active Environmental Investigation which has proceeded to a point that the Buyer has obtained results from sampling or analysis which allow the Board of Directors of the Buyer to reasonably conclude that corrective measures are likely to be required, in which event, and subject to the standards set forth above, the Environmental Work contemplated by such corrective measures may be included in Estimated Environmental Losses, regardless of whether specific corrective measures have been selected. It is not the intent of the parties that the process for determining Estimated Environmental Losses necessarily be the same as the process for determining any reserves for environmental matters that the Company may need to maintain for financial statement purposes. Accordingly, the Company shall not be limited as a result of the amount of any such financial statement reserves in determining Estimated Environmental Losses.

          (c) If the Sellers' Representative disagrees, in whole or in part, with the Loss Estimate set forth in any Loss Estimate Notice, the Sellers' Representative shall provide written notice to Buyer of such objection within thirty (30) days of the date of such Loss Estimate Notice. The Buyer and the Sellers' Representative shall thereupon negotiate in good faith for the next thirty (30) days in order to resolve any dispute. If the parties are unable to resolve such dispute within the thirty-day period and the dispute involves the determination of an Environmental Loss, an Estimated Environmental Loss, an Accepted Remediation Method, or other technical (non-legal) environmental matter, the parties shall hire an Independent Consultant mutually acceptable to both parties who shall be charged with resolving such dispute and whose decision shall be final and binding on all parties to this Agreement. All costs and expenses of such Independent Consultant shall be borne 50% by the Sellers and 50% by the Buyer Indemnitee. If the parties cannot mutually agree on the choice of an Independent Consultant, each party shall retain separate Independent Consultants, at such party's sole cost and expense, who shall select a third Independent Consultant, whose costs and expenses shall be borne 50% by the Sellers and 50% by the Buyer Indemnitee, and whose decision shall be final and binding on the parties.

          (d) Both parties shall cooperate with and assist the Independent Consultant selected pursuant to the provisions of Section 9.6(c) to the extent reasonably possible. The Independent Consultant shall be entitled to conduct such investigations and to base his or her decision on such matters as he or she deems necessary, desirable or appropriate, provided that such Independent Consultant's conclusions shall be controlled by the provisions and definitions set forth in this Agreement including without limitation, the definitions of Environmental Loss, Estimated Environmental Loss and Accepted Remediation Method, as such may be amended from time to time.

          (e) Until the fifteenth day following the tenth Determination Date, all principal payments and any interest payments on the Notes, but only to the extent such interest payments together with Available Cash do not exceed the most recent Loss Estimate (but not including any payments as to which offset has been effected as referred to in the penultimate sentence of this paragraph), shall be paid by GEV into a segregated interest-bearing account (the "Escrow Account") at a bank or other financial institution mutually acceptable to Buyer and Sellers' Representative and pursuant to an Escrow Agreement in a form mutually and reasonably acceptable to Buyer and Sellers' Representative and neither the Buyer nor GEV shall be deemed in default with respect to any such payments (the amount so deposited into such account being referred to as the "Escrow Amount"). Interest on any funds so deposited shall be treated as any other funds in the Escrow Account. Interest payments under the Notes not included in the Escrow Amount and deposited into the Escrow Account shall be paid to the Sellers as required by the Notes. An election of setoff against the Notes or the Escrow Account shall not occur or be deemed to have occurred until and unless the setoff is actually consummated to effect payment of a Loss or an Environmental Loss and payment of amounts due on the Notes into an interest-bearing account shall not constitute such consummation. Any funds deposited in lieu of payment shall be paid over to the Sellers, together with any interest earned on such funds, in accordance with the provisions of Section 9.5 hereof.

          Section 9.7 Environmental Indemnification Procedures. (a) If an Environmental Loss occurs and the Buyer Indemnitee asserts that the Sellers have become obligated to the Buyer Indemnitees pursuant to the Seller Environmental Indemnity, the Buyer Indemnitee shall give the Sellers' Representative written notice of such Environmental Loss (the "Buyer's Claim Notice"), which notice shall briefly describe the amount and nature of the Environmental Loss. Upon delivery of the Buyer's Claim Notice, the Buyer shall be entitled to effect recovery of such Environmental Losses in accordance with the procedures set forth in Sections 9.2 and 9.3 hereof. Without limiting the Buyer Indemnitee s right to payment pursuant to Section 9.2 and 9.3 hereof (regardless of the existence of any dispute), if the Sellers desire to dispute the amount of, Sellers responsibility for, or any other matter relating to any Environmental Loss described in the Buyer's Claim Notice, the Sellers' Representative shall, within thirty (30) days of the date of the Buyer's Claim Notice, deliver to the Buyer a written notice setting forth the nature of such objection in reasonable detail and the amount (if known) at issue. The Sellers' Representative and the Buyer shall thereupon engage in good faith negotiations for the next thirty (30) days in order to resolve such dispute. If the parties are not able to resolve such dispute within such period, the parties shall either resort to the procedures set forth in Section 9.6 hereof, commencing with the mutual selection of an Independent Consultant if the matter is one contemplated by Section 9.6, or otherwise have recourse under
Section 10.12 hereof to resolve such dispute.

          (b) In the event that an Environmental Loss shall involve any suit, action, claim, demand, investigation or proceeding (other than any such matter involving Zeneca or any Henderson Site Agreement), the Buyer or any Affiliate shall be entitled to assume sole and exclusive control over such matter by counsel experienced in environmental matters of its choice which counsel is reasonably satisfactory to the Sellers' Representative and shall be reimbursed for any Losses incurred in connection therewith in accordance with Sections
9.2 and 9.3 hereof; provided, however, that the Buyer or any Affiliate shall not make any settlement or compromise without the prior written consent of the Sellers' Representative, which consent shall not be unreasonably withheld. Subject to the Buyer's exclusive control of such matters, the Sellers' Representative shall have the right, at its own cost and expense, to participate in such matter, and the Buyer shall provide to the Sellers' Representative copies of all notices and filings made or received by the Buyer in connection with such matters. The Buyer Indemnitee shall, during the course of such matter, consult with the Sellers Representative on a regular basis to discuss the status of all ongoing matters and future options and strategy with respect thereto. In addition, the Buyer shall meet with the Sellers' Representative on a regular basis, and as may otherwise reasonably be requested by the Sellers' Representative, during the course of such matter for the purpose of permitting the Sellers' Representative to review the costs (incurred and projected) of all such matters.

          (c) Until the earlier of the termination of this Article IX or such time as Kellogg is no longer an employee or director of GEV, any Company or any of their respective

Affiliates, the Buyer and Kellogg, who shall be deemed to be the Sellers' Representative for such purpose, shall share equally the control of any suit, action, claim, demand, or proceeding by or against Zeneca or any Affiliate thereof or against parties to any Henderson Site Agreement with respect to Zeneca's or such other Person's indemnification obligations under the Zeneca Purchase Agreement or any Henderson Site Agreement (the "Zeneca Litigation"). All costs, fees and expenses incurred in connection with the Zeneca Litigation shall be borne 50% by the Buyer and 50% by the Sellers. The Buyer and Kellogg shall consult frequently as to all aspects of the Zeneca Litigation, and shall jointly make all decisions concerning the Zeneca Litigation, including, without limitation, retention of counsel, experts and consultants, legal and other strategy, costs and expenses and settlement. In the event that Kellogg is no longer an employee or director of GEV, any Company or any of their respective Affiliates, or unless otherwise mutually agreed by the Buyer and Kellogg, the Buyer shall assume sole and exclusive control of the Zeneca Litigation to the same extent as if such matter was subject to Section 9.7(b) hereof.

          (d) Subject to the terms and conditions of this Section 9.7(d), the Buyer shall have sole and exclusive control over any Environmental Work which forms the basis of any Environmental Loss. Prior to undertaking any Environmental Work, or as soon as practical after undertaking any Environmental Work on an emergency basis, for which a claim has been or (in the case of any emergency condition) may be made against the Sellers under the Sellers' Environmental Indemnity, the Buyer shall deliver to the Sellers a written notice describing such Environmental Work in reasonable detail, including estimated costs to be incurred. After the delivery of such notice, the Buyer and the Sellers' Representative shall consult as to the choice of an Accepted Remediation Method, if applicable, to accomplish such Environmental Work. The Buyer shall at all times exercise reasonable efforts to perform any Environmental Work which is or which it believes to be the responsibility of the Sellers under the Seller Environmental Indemnity in the most efficient and cost effective manner to accomplish the Environmental Work required. Not less often than quarterly during the progress or more frequently if reasonably requested by the Sellers' Representative and upon completion of such Environmental Work, the Buyer shall provide in writing a report of the status of such work, including all costs incurred through the date of such report, and such other information regarding the work as may from time to time be reasonably requested by the Sellers. The Sellers or their designated representatives shall have the right upon request to review and audit supporting documentation for all such costs. Buyer shall keep the Sellers' Representative informed of all notices and correspondence given or received and all actions taken or proposed to be taken with respect to Seller Environmental Matters.

          (e) Until the provisions of this Article IX terminate, the Buyer agrees to meet with and cause the appropriate officers and representatives of the Companies to meet with the Sellers' Representative from time to time upon written request to consider and implement such notice or action as may be requested by the Sellers for reasonable purposes relating to Environmental Losses subject to the Seller Environmental Indemnity; provided that nothing set forth herein shall obligate the Sellers, Buyer or any of the Companies to reach agreement with respect to such matters or shall otherwise diminish the Buyer's exclusive right to control described hereinabove and nothing set forth in this section shall limit the Buyer from taking any action which the Buyer deems necessary to comply with Environmental Laws or to minimize Environmental Losses; provided, however, Sellers shall not be liable for any actions taken by Buyer (other than those relating to an emergency condition) which are not in substantial compliance with the notice, consultation and other requirements set forth in this Agreement for the benefit and protection of Sellers, or for any Environmental Losses which do not arise from or relate to a Seller Environmental Matter.

          (f) The notice and claim procedures to be followed by a Seller Indemnitee with respect to a claim against the Buyer or GEV under Section 9.1(a) hereof shall be the same notice and claim procedures as set forth in
Section 8.2 with respect to general indemnification claims. Notwithstanding anything contained in this Agreement to the contrary, if the Buyer fails to timely and diligently pursue, defend, contest or protect against any suit, action, claim or proceeding relating to a Seller Environmental Matter, and in any event, fails to deliver a written undertaking to the Sellers' Representative to do so, the Sellers' Representative shall have the right to pursue, defend, contest or protect against any suit, action, claim or proceeding, including, without limitation, the right to make any compromise or settlement thereof.

          Section 9.8 Certain Covenants Relating to the Pioneer Sites. (a) Following the Closing, the Buyer will comply, and cause each of the Companies to comply, with (i) the terms of the Henderson Site Agreements and (ii) the covenants set forth in the Zeneca Purchase Agreement, including, without limitation, the covenants and obligations set forth in Sections 5.14, 5.15, 5.16, 5.17 and 5.19 thereof.

          (b) The Buyer shall permit the Sellers' Representative or his designee, to attend and participate in (i) any meeting of the Steering Committee (unless, after good faith efforts by Buyer to secure such attendance and participation, precluded by vote of the members of the Steering Committee) or with any environmental agency or local, state or federal governmental body asserting authority over the Henderson Site or the Basic Site, and (ii) any arbitration or similar proceeding with respect to a Pioneer Site for which Sellers are claimed to be responsible under the Seller Environmental Indemnity.

          (c) In the event that Buyer or any of the Companies shall, after the Closing Date, desire to undertake any maintenance, renovation, construction, expansion, closure or related activities at or affecting any of the Pioneer Sites, such activity shall be conducted in such manner so to avoid, if possible, and in any event to minimize, to the extent practical, any indemnification obligation of Sellers under Section 9.1 which may arise, directly or indirectly, from such activity, taking into consideration and balancing potential environmental costs to Sellers and economic considerations to the Buyer of the proposed activity. Buyer further agrees to and shall cause each Company (i) to use all commercially reasonable efforts to conduct construction activities or expansion of plant facilities (including, without limitation, buildings, plants, structures, ponds, detention areas, pipelines and tanks) only on sites within the subject Pioneer Site which, to the knowledge of the Buyer and the Company, do not or are unlikely to contain Hazardous Materials for which an indemnification obligation of the Sellers under Section 9.1 might arise, and (ii) not to conduct any construction activities or expansion of plant facilities on any of the sites specified in
Section 9.8 of the Disclosure Schedule.

          Section 9.9 Sellers' Representative. On or prior to Closing, Sellers shall select a Person as the representative of the Sellers (the "Sellers' Representative") for purposes of this Article IX. Any notices required to be given by the Buyer, GEV or any other Buyer Indemnitee to the Sellers under this Article IX shall be effective if given in the manner prescribed in this Section 9.9 to the Sellers' Representative at the address provided to the Buyer and GEV by notice pursuant to Section 10.6, or, in the absence of such Seller s Representative, to each Seller at the address set forth in Exhibit A-6 hereto or such other address as may be provided pursuant to Section 10.6. Any approval or consent provided by the Sellers' Representative to any Buyer Indemnitee in writing pursuant to this Article IX shall be deemed to be approval or consent of the Sellers. In the event that the specified Sellers' Representative is unable or unavailable to serve in such capacity on behalf of the Sellers or if the Sellers elect in writing to remove and replace the designated Sellers' Representative, the Sellers may elect a new representative to serve in such capacity and perform any actions required hereunder by a majority vote of the Sellers based on their respective Ownership Percentages. The appointment of a successor or replacement Sellers' Representative shall be effective upon receipt by the Buyer of notice to such effect from the existing Sellers' Representative or from the Sellers holding the interest necessary to select the successor or replacement the Sellers' Representative, provided that no such removal or replacement of Sellers Representative shall alter or affect any action taken by the Buyer or any Buyer Affiliate with the approval of the Sellers' Representative and prior to any notice of removal or replacement. In the event that there shall not be a Sellers' Representative hereunder, Sellers representing a majority of the Ownership Percentages shall be entitled to act for the Sellers hereunder until the Sellers notify the Buyer or GEV of the election of a replacement Sellers' Representative.

          Section 9.10 Exclusive Remedy for Losses Relating to Environmental Matters. Except as set forth in this Section 9.10, the Seller Environmental Indemnity shall be the exclusive remedy of the Buyer and any Buyer Indemnitees against the Sellers for any Environmental Loss affecting the Companies, the Buyer or any Buyer Affiliates. Except as set forth in this Section 9.10, the Buyer Environmental Indemnity shall be the exclusive remedy of the Sellers and any Seller Indemnitees against the Buyer and any of its Affiliates for any Environmental Loss affecting the CPA Properties, the Sellers or any Sellers' Affiliates. It is the intention of the parties hereto that the representations and warranties of the parties contained in Articles II and III and elsewhere in this Agreement shall not be construed to address or cover Environmental Losses and that liabilities or indemnification obligations of the parties respecting Environmental Losses shall be covered solely by this
Article IX, except that breaches of the representations and warranties contained in Sections 2.18 and 2.28 shall be subject to the provisions of
Article VIII. Accordingly and notwithstanding any provision in this Agreement (except the foregoing and the next sentence) to the contrary, no claim for Environmental Losses shall be made by any party to this Agreement under any of the representations and warranties set forth in Articles II and III of this Agreement or under or pursuant to any other provision of this Agreement other than this Article IX. Notwithstanding the foregoing, the provisions of this
Article IX shall not be deemed to preclude an action by any party for, or a recovery pursuant to a final decision of a court of competent jurisdiction against any party for, actual (not negligent or unintentional) fraud.

                                   ARTICLE X
                           MISCELLANEOUS PROVISIONS

          Section 10.1 Survival of Provisions. The respective covenants and agreements of each of the parties to this Agreement

(except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement. In the event of a breach of any of such covenants and agreements, the party to whom such covenants and agreements have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity.

          Section 10.2 Publicity. None of the Sellers, the Companies, the Buyer or GEV shall issue any press release or otherwise make any public announcement or disclosure regarding this Agreement or the transactions contemplated hereby. Notwithstanding any of the foregoing to the contrary, the Sellers, the Companies, GEV and the Buyer shall be entitled to make such disclosures to the extent required by any applicable law, rule or regulation, including, without limitation, rules and regulations of stock exchanges or other trading systems, whether in connection with obtaining the consents and approvals contemplated by Section 4.5 hereof or otherwise, provided that, in the case of the Sellers or the Companies, such persons shall first notify the Buyer and GEV in writing and shall consult in good faith with the Buyer and GEV regarding the necessity and scope of such disclosure and that, in the case of the Buyer and GEV, the Buyer and GEV shall first notify the Majority Selling Shareholders in writing and shall consult in good faith with the Majority Selling Shareholders regarding the necessity and scope of such disclosure.

          Section 10.3 Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the Buyer and GEV, in the case of the Sellers, and the Sellers Representative, in the case of the Buyer and GEV. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          Section 10.4 Investment Bankers, Financial Advisors, Brokers and Finders. (a) Each Seller represents and warrants to the Buyer that, except for Schnitzius & Vaughan and Wertheim Schroder & Co. Incorporated, such Seller has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby. Each Seller indemnifies and agrees to defend and hold the Buyer and each of the Companies harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Buyer (or any Affiliate of the Buyer) by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement, or the consummation of the transactions contemplated hereby, by reason of his acting at the request of such Seller, except that the parties agree that the fees and expenses of the firms specified above shall be borne by Pioneer.

          (b) The Buyer and GEV represent and warrant to the Sellers that neither of them has employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby. The Buyer and GEV, jointly and severally indemnify and agree to save and hold the Sellers harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against them by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Buyer or GEV.

          Section 10.5 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Transaction Costs") shall be paid by the party incurring such Transaction Costs except that all reasonable Transaction Costs, including, without limitation, the costs of the directors and officers insurance contemplated by Section 4.14, incurred by the Companies and the Sellers up to a maximum amount of $4,000,000 (excluding from such amount the referenced directors and officers insurance) shall be borne by Pioneer. In addition, notwithstanding any of the foregoing to the contrary, in the event that the transactions contemplated by this Agreement are consummated, all Transaction Costs incurred by the Buyer or GEV shall be paid by Pioneer, but such Transaction Costs shall not be taken into account in determining Net Earnings.

          Section 10.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmission or overnight courier service to the parties at the following addresses or facsimile numbers:

          (a)  If to the Buyer, to:

               GEV Corporation
               165 Mason Street
               Greenwich, Connecticut  06830
               Fax: (203) 629-8554
               Attention:  Chairman of the Board

          with copies to:

               Interlaken Capital, Inc.
               165 Mason Street
               Greenwich, Connecticut  06830
               Fax: (203) 629-8554
               Attention:  William L. Mahone, Esq.

                         - and -

               Willkie Farr & Gallagher
               One Citicorp Center
               153 East 53rd Street
               New York, New York 10022-4669
               Fax: (212) 821-8111
               Attention:  Cornelius T. Finnegan, III, Esq.

          (b)  If to the Sellers, to:

               Richard C. Kellogg, Jr.
               c/o Pioneer Chlor Alkali Company, Inc.
               700 Louisiana, 42nd Floor
               Houston, Texas 77002

                         - and -

               Frans G.J. Speets
               c/o All-Pure Chemical Company
               1660 West Linne Road
               Tracy, California 95376

                         - and -

               D.A. Huckabay
               2531 Lakeridge Shores Circle
               Reno, Nevada 89509
          with a copy to:

               Andrews & Kurth L.L.P.
               Texas Commerce Tower
               600 Travis, Suite 4200
               Houston, Texas 77002
               Fax: (713) 220-4285
               Attention: John T. Cabaniss, Esq.

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 10.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 10.6.

          Section 10.7 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, schedules or certificates delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, all of which are merged into this Agreement.

          Section 10.8 Waivers and Amendments. Each of the Majority Selling Shareholders or, upon his selection, the Sellers' Representative and the Buyer may by written notice to the other (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any of the obligations of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

          Section 10.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

          Section 10.10 Titles and Headings. The Article and Section headings and the Table of Contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          Section 10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          Section 10.12 Convenience of Forum; Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 9.6(c), THE PARTIES TO THIS AGREEMENT, ACTING FOR THEMSELVES AND FOR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, WITHOUT REGARD TO DOMICILE, CITIZENSHIP OR RESIDENCE, HEREBY CONSENT AND SUBJECT THEMSELVES TO THE NON-EXCLUSIVE JURISDICTION OF, THE COURTS OF THE STATE OF DELAWARE LOCATED IN WILMINGTON DELAWARE, AND/OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, IN RESPECT OF ANY MATTER ARISING UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT. SERVICE OF PROCESS, NOTICES AND DEMANDS OF SUCH COURTS MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY PERSONAL SERVICE AT ANY PLACE WHERE IT MAY BE FOUND OR GIVING NOTICE TO SUCH PARTY AS PROVIDED IN SECTION 10.6.

          Section 10.13 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 10.14 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW PROVISIONS THEREOF.

          Section 10.15 Knowledge of Sellers; Knowledge of Buyer. As used in this Agreement, (i) the terms "knowledge of Sellers" and "best of Sellers' knowledge," or words to that effect, shall refer to all facts of which a Seller, individually, or any officer or director of any of the Companies shall have actual knowledge; and (ii) the terms "knowledge of Buyer" and

"best of Buyer's knowledge", or words to that effect, shall refer to all facts of which any officer or director of the Buyer or GEV shall have notice or actual knowledge.

          Section 10.16 Certain Beneficially Owned Shares. In recognition of the fact that, for estate planning and other personal reasons, the Shares owned of record by the Kiowa Estate Trust, the Sonora Trust, the Huckabay 1987 Trust and the April 26, 1988 Clawson Living Trust were transferred thereto by or at the direction of Kellogg, Speets, Huckabay and Clawson, respectively, (each, a "Grantor"), each Grantor agrees to be jointly and severally liable with the trust established by or at the direction of such Grantor for all purposes for which a Seller may be liable pursuant to the terms of this Agreement, including, without limitation, Articles VIII and IX hereof. Notwithstanding any of the foregoing to the contrary, nothing contained in this Section shall alter or effect in any way the rights and obligations of Kellogg, Speets or Huckabay as the Majority Selling Shareholders hereunder.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


/s/ Richard C. Kellogg, Jr.        /s/ Frans G.J. Speets
Richard C. Kellogg, Jr.,           Frans G.J. Speets,
 individually, as a Majority        individually, as a Majority
 Selling Shareholder, and as        Selling Shareholder and as
 provided in Section 10.16          provided in Section 10.16


/s/ D. A. Huckabay                 /s/ Carl F. Clawson
D. A. Huckabay,                    Carl F. Clawson,
 as a Majority Selling              as provided in Section 10.16
 Shareholder and as
 provided in Section 10.16

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


PIONEER AMERICAS ACQUISITION      GEV CORPORATION
  CORP.


By:/s/ Catherine B. James         By:/s/ Catherine B. James
   Name: Catherine B. James          Name: Catherine B. James
   Title: President                  Title: President


HUCKABAY 1987 TRUST               1988 CLAWSON LIVING TRUST



By:/s/ Durward Huckabay           By:/s/ Carl F. Clawson
   Durward Huckabay, as              Carl F. Clawson, as
    Trustee                           Trustee


R.J. SHOPF KEOGH PLAN



By:/s/ R. J. Shopf                /s/ Paul J. Kienholz
                                  Paul J. Kienholz,
                                   individually



/s/ Benny L. Bennett              /s/ James E. Glattly
Benny L. Bennett,                 James E. Glattly,
 individually                      individually


/s/ Deborah N. Adams              /s/ George T. Henning, Jr.
Deborah N. Adams,                 George T. Henning, Jr.,
 individually                      individually



/s/ Verrill Norwood               /s/ Raymond Bart
Verrill Norwood,                  Raymond Bart,
 individually                      individually


/s/ Julie Johnson
Julie Johnson,
 individually

     IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement among GEV, the Buyer, the Majority Selling Shareholders, the shareholders of Pioneer and the other persons named herein as of the 24th day of March 1995.


                          KIOWA ESTATE TRUST

                          By: Southpac Trust International Inc.,
                               as trustee


                          By:/s/ Leanne Corvette
                             Leanne Corvette

     IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement among GEV, the Buyer, the Majority Selling Shareholders, the shareholders of Pioneer and the other persons named herein as of the 24th day of March 1995.


                          SONORA TRUST

                          By: Southpac Trust International Inc.,
                               as trustee


                          By:/s/ Leanne Corvette
                             Leanne Corvette

          IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement among GEV, the Buyer, the Majority Selling Shareholders, the shareholders of Pioneer and the other persons named herein as of the 30th day of March, 1995.




                                  /s/ Kennith C. Hewitt
                                  Kennith C. Hewitt,
                                   individually

          IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement among GEV, the Buyer, the Majority Selling Shareholders, the shareholders of Pioneer and the other persons named herein as of the 28th day of March, 1995.






                                  /s/ William M. Ashman
                                  William M. Ashman,
                                   individually

          IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement among GEV, the Buyer, the Majority Selling Shareholders, the shareholders of Pioneer and the other persons named herein as of the 25th day of March, 1995.



                                  /s/ Joan Gaines
                                  Joan Gaines,
                                   individually

          IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement among GEV, the Buyer, the Majority Selling Shareholders, the shareholders of Pioneer and the other persons named herein as of the 24th day of March, 1995.


                                  BOARD OF REGENTS OF THE
                                  UNIVERSITY OF WASHINGTON



                                  By:/s/ Tallman Trask III
                                  Name: Tallman Trask III
                                  Title: Executive Vice President

          IN WITNESS WHEREOF, the undersigned has executed this Stock Purchase Agreement among GEV, the Buyer, the Majority Selling Shareholders, the shareholders of Pioneer and the other persons named herein as of the ______ day of _____, 1995.


                               ING (U.S.) INVESTMENT CORPORATION



                               By:/s/ Barry A. Iseley
                               Name: Barry A. Iseley
                               Title:

                                                                   EXHIBIT A-1

                        Current Shareholders of Pioneer


      Name of                    Number of Shares Beneficially
Selling Shareholder            Owned by such Selling Shareholder
- -------------------            ---------------------------------

Southpac Trust International,
   Inc., as trustee of the Kiowa
   Estate Trust                               450,000
Southpac Trust International,
   Inc., as trustee of the Sonora
   Trust                                      450,000
Durward Huckabay and Susan
   Huckabay, as trustees of
   the Huckabay 1987 Trust
   dated November 6, 1987                     319,975
Richard C. Kellogg, Jr.                        50,000
Frans G.J. Speets                              50,000
Paul J. Kienholz                               23,088
William M. Ashman                              22,222
James E. Glattly                               11,544
George T. Henning, Jr.                         11,544
Carl F. Clawson and Betty
   Fowler Clawson, as
   trustees of the April 26,
   1988 Clawson Living Trust                   10,222
Julie Johnson                                   6,000
Joan Gaines                                     6,000
Kennith C. Hewitt                               5,772
Benny L. Bennett                                5,772
Deborah N. Adams                                4,679
R.J. Shopf Keogh Plan                           2,500
Board of Regents of the
   University of Washington                    80,025
                                            ---------
         Total                              1,509,343

                                                                   EXHIBIT A-2

                            Preferred Stock Holders


                                                Number of Shares
                                             Beneficially owned by
        Name of                                  such Preferred
Preferred Stock Holder                            Stock Holder**
- ----------------------                       ---------------------

D.A. Huckabay                                     15,748
The Roy H. Weaver and Bernadette
   M. Weaver Trust dated April 13, 1993            7,817
John H. Huckabay                                   6,164
George Ewart                                       5,137
Katherine Williams                                 5,000
Richard Williams                                   5,000
Frank B. Belliss                                   2,567
Kathleen S. Claycomb                               2,567
                                                  ------
      Total (Series A Preferred Stock)            50,000 *



















______________________

* All shares of the Series A Preferred Stock are held of record by D.A. Huckabay and are subject to that certain Voting Trust Agreement pursuant to which D.A. Huckabay serves as Voting Trustee.

** The numbers presented may be subject to adjustment due to rounding.

                                                                   EXHIBIT A-3


                       Allocation of Pioneer Securities


      Number of shares of Common Stock to be purchased by GEV:  145,536.

      All other shares of Common Stock and the Options will be purchased by the Buyer.

                                                                   EXHIBIT A-4

                            PIONEER AMERICAS, INC.
                        (Allocation of Purchase Price)



                                                                                            Amounts to Shareholders (in 000s)**



         Shareholders                                               # of Shares    % Ownership      Cash        Notes        Total


      Southpac Trust International, Inc., as trustee of the
      Kiowa Estate Trust                                               450,000         26.43%      25,542       2,893        28,435
      Richard C. Kellogg, Jr.                                           50,000          2.94%       2,838         321         3,159
      Southpac Trust International, Inc., as trustee of the
      Sonora Trust                                                     450,000         26.43%      25,542       2,893        28,435
      Frans G.J. Speets                                                 50,000          2.94%       2,838         321         3,159
      Durward Huckabay and Susan Huckabay, as trustees of
      the Huckabay 1987 Trust dated November 6, 1987                   319,975         18.79%      18,162       2,057        20,219
      University of Washington                                          80,025          4.70%       4,542         514         5,057
      ING (to be named)                                                170,271         10.00%       9,665       1,095        10,759
      Paul J. Kienholz                                                  23,088          1.36%       1,310         148         1,459
      William M. Ashman                                                 22,222          1.31%       1,261         143         1,404
      James E. Glattly                                                  11,544          0.68%         655          74           729
      George T. Henning, Jr.                                            11,544          0.68%         655          74           729
      Carl F. Clawson and Betty Fowler Clawson, as trustees
      of the April 26, 1988 Clawson Living Trust                        10,222          0.60%         580          66           646
      Julie Johnson                                                      6,000          0.35%         341          39           379
      Joan Gaines                                                        6,000          0.35%         341          39           379
      Kennith C. Hewitt                                                  5,772          0.34%         328          37           365
      Benny L. Bennett                                                   5,772          0.34%         328          37           365
      Deborah N. Adams                                                   4,679          0.27%         266          30           296
      R.J. Shopf Keogh Plan                                              2,500          0.15%         142          16           158

Option Holders

      Raymond A. Bart*                                                  11,544          0.68%         551          74           626
      Verrill M. Norwood*                                               11,544          0.68%         586          74           660
               Total                                                 1,702,702        100.00%      96,474      10,945       107,419





(1) The proportionate cash portions of the Amounts to Shareholders for R.A. Bart and V. Norwood have been reduced for the exercise cost of their ISOs in the amount of 104 and 69, respectively. The total amount, 173, is shared by all recipients, including Bart and Norwood, proportionate to their interests.

(2) For purposes of this Exhibit, Refinancing Costs have been estimated and further adjustments in cash and notes may be required when the actual amount of Refinancing Costs has been determined. Further adjustments may also be required pursuant to Section 1.4 of the Agreement.

                                                                   EXHIBIT A-5


                 Adjustments to Cash Portion of Purchase Price


Year End Debt                                $45,505,000
Preferred Dividend Amount                      1,700,000
Preferred Stock Redemption                     5,000,000
Substitute Option Payments                       720,000
Contingent Bank Fee                            1,770,000
                                              ----------
                                   Total     $54,695,000

                                                                     EXHIBIT B

                             CERTAIN DEFINED TERMS

          Capitalized terms used but not defined in the Agreement shall have the meanings set forth below on this Exhibit B.

          "Accepted Remediation Method" means the most cost-effective method utilizing demonstrated technology for remediation of the environmental matter which (i) is acceptable to environmental agencies having jurisdiction, (ii) is limited to only such procedures as are required to bring the property affected into compliance with applicable Environmental Laws and (iii) does not unreasonably interfere, or, among all available alternatives which satisfy the requirements of clauses (i) and (ii), results in the least interference, with the operations relating to the production and sale of Products by any of the Companies.

          "Acquisition Financing" means the financing arranged on behalf of the Buyer for the purpose of consummating the transactions contemplated herein and the Companies thereafter, including, without limitation, (i) a credit facility of approximately $30,000,000, (ii) the issuance of approximately $135,000,000 aggregate principal amount of Senior Notes due 2005, (iii) the issuance of approximately 11,363,636 shares of Class A Common Stock to the Interlaken Partnership and (iv) the issuance of approximately 4,545,455 shares of Class A Common Stock to the Investors.

          "Additional Capital" means the total amount of any cash proceeds received by Pioneer on or after January 1, 1995 upon the exercise of any warrant or option for, or any other right to purchase, any capital stock of Pioneer, provided that such warrant, option or right was outstanding as of January 1, 1995.

          "All Pure" means All Pure Chemical Co., a California corporation.

          "All Pure Sites" means that certain real property, and all buildings, structures and improvements thereon, leased by All Pure, or any of its subsidiaries as of the Closing Date in the States of California and Washington, comprised of (i) the leased site at Tracy, California, which contains the bleach plant facility and its ancillary buildings and offices;
(ii) the leased site at Santa Fe Springs, California, which contains the bleach plant facility and its ancillary buildings and offices; (iii) the leased site at Marysville, California, which contains the bleach plant facility and its ancillary buildings and offices; and (iv) the leased site at Kalama, Washington, which contains the bleach plant facility and its ancillary buildings and offices; such sites being more particularly described in Section
2.13 of the Disclosure Schedule.

          "Allocated Reserve" means that portion of the reserve for certain contingent liabilities established on the consolidated balance sheet of the Companies included in the 1994 Financial Statements allocated to the specific matters and in the amounts set forth on Section 9.2 of the Disclosure Schedule. For the purpose of calculating the amount of such reserves available for future periods, the amount shall be as set forth on the Disclosure Schedule without regard to present value discount calculations.

          "Available Cash" means any funds in the Contingent Payment Account or the Escrow Account; provided, however, (A) that for purposes of (x) any indemnification obligation pursuant to Section 8.4(b) hereof and (y) determination of the Personal Indemnity Limit on the fifth Determination Date and the Personal Indemnity Limit on each subsequent Determination Date pursuant to Section 9.3(a) hereof, a Buyer Indemnitee shall treat any amounts payable under the Notes as Available Cash, and (B) that for purposes of Environmental Losses (but not Estimated Environmental Losses) subject to the Seller Environmental Indemnity, GEV may, at its sole discretion, treat any amounts payable under the Notes as Available Cash.

          "Basic" means Basic Investments, Inc., a Nevada corporation.

          "Basic Site" means that certain real property, and all buildings, structures and improvements thereon, owned as of the Closing Date by Basic, Basic Management, Inc., a Nevada corporation, Basic Land Company, a Nevada corporation, Basic Water Company, a Nevada corporation, and Victory Valley, in Clark County, Nevada.

          "Basic/VVLC Distributions" means any dividends, distributions or other payments paid by Basic or Victory Valley on or after January 1, 1995 on any equity interests of Basic or Victory Valley held by a Company, net of all taxes paid or payable by Pioneer with respect to such dividends, distributions or other payments.

          "Buyer CPA Property Environmental Matter" means (i) any Hazardous Discharge by the Buyer, a Company or any of their respective Affiliates or other violation of Environmental Law by the Buyer, a Company or any of their respective Affiliates arising after the Closing Date with respect to a CPA Property or (ii) any claim, demand or proceeding commenced after the Closing Date by any Person (including, without limitation, the Sellers) under any Environmental Law or pursuant to any Indemnification Contract arising from or relating to the matters referenced in clause (i) above.

          "Buyer Environmental Indemnity" means the obligations of the Buyer and GEV pursuant to Section 9.1(b) of the Agreement.

          "Buyer Environmental Matter" means (i) any Buyer Production Site Environmental Matter and (ii) any Buyer CPA Property Environmental Matter.

          "Buyer Production Site Environmental Matter" means (i) any Hazardous Discharge or other violation of Environmental Law arising after the Closing Date arising from or relating to a Production Site or a Buyer Waste Site or
(ii) any claim, demand or proceeding commenced at any time by any Person (including, without limitation, the Sellers) under any Environmental Law or pursuant to any Indemnification Contract arising from or relating to the matters referenced in clause (i) above.

          "Buyer Waste Sites" means any real property or facility to which the Buyer, any Company or any of their respective Affiliates shall have shipped or arranged for the shipment of Hazardous Materials for treatment, storage or disposal (as defined in RCRA) after the Closing Date.

          "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, 42 U.S.C.   9601 et seq., as amended
by the Superfund Amendment and Reauthorization Act of 1986 and as further amended from time to time; provided that when used in the context of responsibility of Sellers for a Seller Production Site Environmental Matter or respecting compliance by any Company on or prior to the Closing Date, CERCLA shall be such Law as in effect on or prior to the Closing Date, except that this proviso shall not apply to Government Approvals issued after the Closing Date to the extent based on Laws in effect as of the Closing Date.

          "Chevron Note" means that certain promissory note from PCAC to Zeneca or a Zeneca Affiliate referred to in the Zeneca Purchase Agreement.

          "Contingent Bank Fee" shall mean the fees payable to certain lenders of PCAC pursuant to six separate Contingent Fee Agreements, each dated as of December 31, 1992, which fee payment as tax effected by agreement of the parties is $1,770,000 in accordance with and as reflected in Exhibit A-5.

          "Contingent Payment Account" has the meaning given such term in the Contingent Payment Agreement.

          "Contingent Payment Amount" means any funds which exist from time to time in the Contingent Payment Account.

          "CPA Properties" means the Released Basic Parcels and the Subject Parcels.

          "Determination Date" means each annual anniversary date of the Closing Date.

          "Environmental Investigation" means with respect to any site, any investigation, feasibility study, or report, which is required by applicable Environmental Laws or by any Governmental Authority and does not include investigations, studies or reports otherwise prepared by or on behalf of Buyer or any Company.

          "Environmental Laws" means any and all Laws or Governmental Approvals pertaining to protection or conservation of the environment in effect from time to time, including, without limitation, CERCLA, the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., as amended, the Solid
Waste Disposal Act of 1976, 42 U.S.C.   6901 et seq., as amended, the Clean
Air Act, 42 U.S.C.   7401 et seq., as amended, the Safe Drinking Water Act, 42
U.S.C.   300f et seq., as amended, the Toxic Substances Control Act, 15 U.S.C.
  2601 et seq., as amended, the Hazardous Materials Transportation Act, 49
U.S.C.A.   1801 et seq., as amended, the Federal Insecticide, Fungicide and
Rodenticide Act, as amended 7 U.S.C.    136-136y, as amended, Emergency
Planning and Community Right to Know Act of 1986, as amended, 42 USC   11001
et seq. and comparable state and local Laws and Governmental Approvals, as such Laws and Governmental Approvals are in effect from time to time; provided that when used with respect to Sellers, in the context of responsibility of Sellers for a Seller Production Site Environmental Matter or respecting compliance by a Company on or prior to the Closing Date, Environmental Law shall be only such Laws as in effect on or prior to the Closing Date except that this proviso shall not apply to Government Approvals issued after the Closing Date to the extent based on Laws in effect as of the Closing Date.

          "Environmental Permit" means any Governmental Approval required to be issued by any Governmental Authority pursuant to any Environmental Law.

          "Environmental Work" means, with reference to any particular site, any removal, remedial or maintenance work arising from Hazardous Materials disposed, discharged or released at such site, including, without limitation, any Environmental Investigation relating thereto.

          "Expense" has the meaning given to such term in the Contingent Payment Agreement.

          "Fair Market Value" means, with respect to any real property, the price for which such real property may be sold in an arms' length transaction
(i) as agreed upon in writing between the Buyer and the Sellers' Representative or (ii) if such parties fail to agree, as determined by an independent appraiser mutually acceptable to both the Buyer and the Sellers' Representative or (iii) if such parties cannot agree upon a mutually acceptable independent appraiser, then each party shall select an independent appraiser and the two independent appraisers shall select a third whose decision as to Fair Market Value shall be final and binding between the parties.

          "GEV Proxy Statement" means the definitive proxy statement and related proxy materials filed by GEV with the SEC on March 13, 1995.

          "Governmental Approval" means any judgment, order, letter of understanding, binding determination, decree (including a binding consent order, consent decree or consent agreement), finding of violation, authorization, ruling, permit, certificate or exemption issued by, or filing or registration with, or approved by, any Governmental Authority or any extension, modification, amendment or waiver of any of the foregoing by any Governmental Authority.

          "Governmental Authority" means any nation or government, any federal, state, province, county, city, town, municipality, local or other political subdivision thereof or thereto and any court, tribunal, department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other, governmental entity with authority over the applicable subject matter.

          "GPS" means GPS Pool Supply, Inc., a California corporation.

          "GPS Note" means that certain promissory note in the original aggregate principal amount of $3,254,339 issued to AMG Holdings, Inc.

          "GPS Site" means that certain real property, and all buildings, structures and improvements thereon, leased by GPS as of the Closing Date in the State of California at City of Industry, California, which contain the bleach plant facility and its ancillary buildings and offices, such site being more particularly described in Section 2.13 of the Disclosure Schedule.

          "Hazardous Discharge" means any disposal (as such term is defined in the Resource Conservation and Recovery Act of 1976, as amended), or release (as such term is defined in CERCLA) of a Hazardous Material into the environment that is in violation of, or requires Environmental Work under, any Environmental Law or Environmental Permit.

          "Hazardous Material" means any and all wastes, pollutants, chemicals or contaminants including asbestos and petroleum products and fractions of petroleum products, which are defined by applicable Law as hazardous or toxic or which are regulated or governed by any applicable Law.

          "Henderson Site" means that certain real property, and all buildings, structures, and improvements thereon, owned by PCAC as of the Closing Date in and around Henderson, Nevada site, which includes a total of approximately 439 acres in three separate plots at Henderson, Nevada, comprised of (i) the main plant site area of approximately 367 acres, which contains the chlor alkali plant facility, its ancillary buildings and offices, the Saguaro cogeneration facility and the muriatic acid facility owned by Montrose; (ii) an area of approximately 7.4 acres north of, but not contiguous to, the main area, which contains a groundwater intercept facility; and (iii) a plot of approximately 65 acres adjoining the main site on the west side of the main area, which plot is separated from the main area by Highway 95.

          "Henderson Site Agreements" means the Agreement Regarding Consent Order, the Agreement Regarding Payment of Consent Order and the Montrose Lease (each as referenced in the Zeneca Purchase Agreement) and the Ground Lease between PCAC and Saguaro Power Company dated November 3, 1989, as amended, and all ancillary agreements thereto.

          "Imperial West" means Imperial West Chemical Company, a Nevada corporation.

          "Imperial West Sites" means that certain real property, and all buildings, structures, and improvements thereon, owned or leased by Imperial West as of the Closing Date in the States of California and Washington comprised of (i) approximately 22 acres at Antioch, California which contain the aluminum sulphite plant facility and its ancillary buildings and offices;
(ii) approximately 10 acres at Pittsburg, California, which contain the iron chlorides plant facility and its ancillary buildings and offices; (iii) approximately 474 acres at Mojave, California, which contain the iron chlorides plant facility and its ancillary buildings and offices; and (iv) approximately 4 acres at Spokane, Washington which contain the aluminum sulphite plant facility and its ancillary buildings and offices.

          "Indebtedness" of any Person, means, without duplication, (i) any obligation of such Person for borrowed money, including, without limitation, any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (ii) any obligation of such Person on account of advances and deposits, other than advances and deposits arising in the ordinary course of such Person's business, (iii) any obligation of such Person for the deferred purchase price of any property or services, except trade accounts payable incurred in the ordinary course of such Person's business, and (iv) any of the foregoing obligations of another Person (1) secured by a Lien on any asset of such first Person, whether or not such obligations are assumed by such first Person, or (2) guaranteed by such first Person. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer unless recourse is expressly limited to the assets of the applicable partnership or joint venture.

          "Indemnification Contract" means any insurance policy, fidelity bond, or other executory contract, including, without limitation, the Zeneca Purchase Agreement and the Henderson Site Agreements, pursuant to which a party may be entitled to receive payment from a Person other than a party hereto for any Loss or Environmental Loss.

          "Indemnified Party" means the party or parties entitled to receive the benefits of the indemnification provisions under Articles VIII and IX hereof.

          "Indemnifying Party" means the party or parties against whom an Indemnified Party asserts a claim for indemnification under the provisions of Articles VIII and IX hereof.

          "Independent Consultant" means an independent environmental professional experienced in environmental matters of the type reasonably likely to be involved in any dispute under Section 9.6 of the Agreement.

          "ING Agreement" means that certain Agreement, dated September 8, 1994, among ING, Pioneer and PCAC.

          "ING Note" means the Note as such term is defined in the ING
Agreement.

          "Interlaken Partnership" means Interlaken Investment Partners, L.P., a Delaware limited partnership.

          "Law" means any and all laws, statutes, ordinances, rules, regulations, common law, orders, writs, injunctions and decrees of any governmental or regulatory authority and any judicial, arbitral or administrative interpretations thereof.

          "Loss Estimate" means, as of any Determination Date, an amount equal to the sum of all Estimated Environmental Losses, all unpaid Losses under
Section 8.4(b)(ii) and all unpaid Environmental Losses (other than to the extent included in Estimated Environmental Losses) under the Seller Environmental Indemnity.

          "Material Adverse Effect" means, as to any Person, asset or property, a material adverse effect on the business, assets, properties, condition (financial or other), operations or results of operations of such Person, asset or property, which effect is not adequately and effectively insured or indemnified against by a financially sound insurance company, by Zeneca pursuant to the Zeneca Agreement, or by third parties pursuant to the Henderson Site Agreements, and excepting effects arising solely out of general national economic conditions and/or effects arising solely out of matters affecting the industry in which such Person, asset or property conducts business as a whole.

          "Montrose" means Montrose Chemical Corporation of California and its Affiliates.

          "Net Earnings" means, for the period from January 1, 1995 through March 31, 1995, the net income of Pioneer and its Subsidiaries for such period, determined in accordance with GAAP, adjusted so as (i) to include all Transaction Costs incurred by the Companies and the Sellers (but not including Transaction Costs incurred by the Buyer, even if such Transaction Costs are ultimately borne by Pioneer) and (ii) to exclude (A) any Basic/VVLC Distributions, (B) the Refinancing Costs, (C) $1,448,000 of capitalized financing costs written off in connection with closing of the New Credit Agreement, (D) the Substitute Option Payments, (E) the payment of the Contingent Bank Fees and (F) any Subject Parcel Disposition Proceeds.

          "Net Loss" means, for the period from January 1, 1995 through the Closing Date, the net loss of Pioneer and its Subsidiaries for such period, determined in accordance with GAAP, adjusted so as (i) to include all Transaction Costs incurred by the Companies and the Sellers and (ii) to exclude (A) any Basic/VVLC Distributions, (B) the Refinancing Costs (C) $1,448,000 of capitalized financing costs written off in connection with closing of the New Credit Agreement (D) the Substitute Option Payments (E) the payment of the Contingent Bank Fee and (F) any Subject Parcel Disposition Proceeds.

          "New Credit Agreement" means that certain Credit Agreement dated as of March 20, 1995 among Pioneer, the Bank of Nova Scotia, as Agent, and the other lenders party thereto (including the other Loan Documents, as defined therein).

          "Old Credit Agreement" means that certain Loan Agreement dated as of October 25, 1988, as amended, among PCAC, Texas Commerce Bank National Association, as Agent, the Bank of Nova Scotia, as Co-Agent, and the other lenders party thereto.

          "Ownership Percentage" means the percentage of Common Stock, including shares of Common Stock issued or issuable upon exercise of the Warrants and the Options, held by each Seller as of the Closing Date based on the total number of shares of Common Stock outstanding as of the Closing Date, determined on a fully-diluted basis (i.e. the Warrants and the Options shall be deemed to have been exercised in full), provided that, for the purpose of determining the Ownership Percentage of Persons subject to Section 10.16 hereof, Persons jointly and severally liable pursuant to Section 10.16 shall be deemed to hold jointly all shares of Common Stock held by each such Person.

          "PCAC" means Pioneer Chlor Alkali Company, Inc. a Delaware corporation.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body, or department thereof).

          "Pioneer Reserves" means the Allocated Reserves and the Unallocated Reserves.

          "Pioneer Sites" means the Henderson Site, the St. Gabriel Site, the Basic Site, the Imperial West Sites, the All Pure Sites, the GPS Site, and the Terminal Sites.

          "Preferred Dividend Amount" means $1,700,000, which represents the aggregate amount of accrued and unpaid dividends on the Preferred Stock which has been agreed between Pioneer and the holders of the Preferred Stock to be paid on or prior to the Closing Date.

          "Preferred Redemption Amount" means $5,000,000, which represents the aggregate amount payable (other than the Preferred Dividend Amount) to the holders of the Preferred Stock upon redemption of the Preferred Stock.

          "Production Sites" means the Pioneer Sites, other than the CPA Properties.

          "Proxy Actions" means the actions upon which GEV's shareholders will be voting at the Annual Meeting of Stockholders, as set forth in the GEV Proxy Statement.

          "Refinancing Costs" shall mean all costs, fees and expenses incurred by the Companies in connection with refinancing or payment of the Old Credit Agreement, the Subordinated Loan Agreement and the Preferred Dividend Amount (excluding principal and interest of any such indebtedness and the Preferred Dividend Amount and Preferred Redemption Amount), including, without limitation, (i) fees payable to The Bank of Nova Scotia ("Scotia Bank") in connection with the New Credit Agreement, (ii) fees and expenses of legal counsel for Scotia Bank and the Companies in connection with the New Credit Agreement; (iii) fees and expenses to Schnitzius & Vaughan in connection with the New Credit Agreement; (iv) the "Break Funding Costs" as paid pursuant to
Section 1(a) of the ING Agreement; (v) costs in the amount of $968,400 for prepayment of sums due under the Success Fee Agreements as provided in Section 4 of the ING Agreement; and

(vi) costs in the amount of $640,995 for purchase of a portion of the Warrants pursuant to Section 2 of the ING Agreement; in each case net of any tax benefit to the Pioneer Companies, taking into account any deductions, losses, credits and loss carryforwards and carrybacks that will reduce the total tax liability of the Pioneer Companies for the period through the Closing Date or any prior years arising therefrom.

          "Released Basic Parcels" means those certain parcels of real property which are owned by Victory Valley as of the Closing Date and have been released from the NDEP Consent Order affecting Victory Valley s properties.

          "remedial" or "removal" have the meanings ascribed to such terms in CERCLA, as such terms would be applied to any Hazardous Material covered by this Agreement.

          "Saguaro" means SAGUARO Power Company, L.P., a California limited partnership.

          "Seller CPA Property Environmental Matter" means (i) any Hazardous Discharge or other violation of Environmental Law at any time arising from or relating to a CPA Property or (ii) any claim, demand or proceeding commenced at any time by any Person, (including, without limitation, the Companies) under any Environmental Law or pursuant to any Indemnification Contract arising from or relating to the matters referenced in clause (i).

          "Seller Environmental Indemnity" means the obligations of the Sellers pursuant to Section 9.1(a) of the Agreement.

          "Seller Environmental Matter" means (i) any Seller Production Site Environmental Matter and (ii) any Seller CPA Property Environmental Matter.

          "Seller Production Site Environmental Matter" means (i) any Hazardous Discharge or other violation of Environmental Law arising on or prior to the Closing Date arising from or relating to a Production Site or a Seller Waste Site or (ii) any claim, demand or proceeding commenced by any Person (including, without limitation, the Companies), under any Environmental Law or pursuant to any Indemnification Contract arising from or relating to the matters referenced in clause (i).

          "Seller Waste Sites" means any real property or facility (i) previously owned or occupied by any Company, Basic or any of its subsidiaries, including Victory Valley, that are not owned or occupied by any such Person as of, and on which a Hazardous Discharge occurred prior to, the Closing Date or
(ii) to which any Company, Basic or any of its subsidiaries, including Victory Valley, shipped or arranged for the shipment of Hazardous Materials for treatment, storage or disposal (as defined in RCRA) prior to the Closing Date.

          "Sellers" means each Person listed on Exhibit A-1 hereto, the Warrant Holder and the Option Holders.

          "St. Gabriel Site" means that certain real property, and all buildings, structures, and improvements thereon, owned as of the Closing Date by PCAC in and around St. Gabriel, Louisiana site, which includes a total of approximately 728 acres at St. Gabriel, Louisiana, comprised of (i) the main plant site area of approximately 100 acres which contain the chlor alkali plant facility and its ancillary buildings and offices; and (ii) an additional approximately 628 acres of surrounding acreage.

          "Subject Parcel Disposition Proceeds" means the aggregate amount of any proceeds (net of all taxes, and of the selling commissions, fees and expenses, paid or payable in connection therewith) attributable to a disposition of any Subject Parcel on or prior to the Closing Date.

          "Subject Parcels" has the meaning given to such term in the Contingent Payment Agreement.

          "Subordinated Loan Agreement" means that certain Amended and Restated Loan Agreement, dated as of October 19, 1990, as amended, among PCAC, ING and the other lenders a party thereto.

          "Success Fee Agreements" means 1990 Success Fee Agreement and the 1993 Success Fee Agreement as such terms are defined in the ING Agreement.

          "Terminal Sites" means the terminal sites leased by the Companies as of the Closing Date which terminal sites are more particularly described in
Section 2.13 to the Disclosure Schedule.

          "Unallocated Reserves" means with respect to any Company, the general reserves for environmental matters established on the consolidated balance sheet of the Companies included in the 1994 Financial Statements, as more fully set forth in the Reserve Disclosure Schedule. Unallocated Reserves shall not be deemed to include any unused portion of an Allocated Reserve.

          "Victory Valley" means Victory Valley Land Company, L.P., a Delaware limited partnership.

          "Warrants" means the First Warrant Agreement and the Second Warrant Agreement as such terms are defined in the ING Agreement, and in the event that Pioneer exercises its option pursuant to Section 2 of the ING Agreement, the term "Warrants" shall mean the Amended and Restated First Warrant Agreement and the Amended and Restated Second Warrant Agreement as such terms are defined in the ING Agreement.

          "Year End Debt" means $45,505,000, which represents the following Indebtedness of the Companies (net of cash balances) as of December 31, 1994:
(i) $16,887,000 in term loans and $7,600,000 in revolving credit loans under the Old Credit Agreement; (ii) $18,060,000 under the Subordinated Loan Agreement; (iii) $435,000 under the Zeneca Purchase Agreement; (iv) $3,408,000 under the Chevron Note; and (v) $2,425,000 under the GPS Note.

          "Zeneca" means Zeneca, Inc., the successor to ICI Americas, Inc.

          "Zeneca Purchase Agreement" means that certain Purchase Agreement between ICI Delaware Holdings, Inc. ("ICIDH") and Pioneer Chlor Alkali Holdings, Inc. ("Holdings") dated August 29, 1988, as amended by the First Amendment to Purchase Agreement, dated as of October 25, 1988 among ICIDH, Holdings and Pioneer.